As filed with the Securities and Exchange Commission on August 13, 2004
Registration Statement No. 333-______

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
________________________
SOVRAN SELF STORAGE, INC.
AND SOVRAN ACQUISITION LIMITED PARTNERSHIP
(Exact name of Registrant as specified in its charter)

Sovran Self Storage, Inc.-Maryland Sovran Acquisition Limited Partnership-Delaware (State of Incorporation or Organization)	16-1194043 16-1481551 (I.R.S. Employer Identification Number)

6467 Main Street
Buffalo, New York 14221
(716) 633-1850
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
_______________________
KENNETH F. MYSZKA
President
6467 Main Street
Buffalo, New York 14221
(716) 633-1850

(Name, address, including zip code, and telephone number,
including area code, of agent for service of process)

Copies to:
Frederick G. Attea, Esq.
Richard C. Leska, Esq.
Phillips Lytle LLP
3400 HSBC Center
Buffalo, New York 14203
(716) 847-8400
_____________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by Sovran Self Storage, Inc.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [    ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [    ]

______________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

SOVRAN SELF STORAGE, INC.

Debt Securities, Preferred Stock, Common Stock, Debt and Equity Warrants, and An indeterminate amount of Debt Securities, Preferred Stock, and Common Stock as may be issued upon conversion or exchange of any other securities registered hereunder that provides for conversion or exchange into Debt Securities, Preferred Stock or Common Stock	(3)	(3)	(3)	(3)

Guarantees of Debt Securities	(3)	N/A	N/A	(4)

SOVRAN ACQUISITION LIMITED PARTNERSHIP

Debt Securities and Warrants for Debt Securities	(3)	(3)	(3)	(3)

Guarantees of Debt Securities	(3)	N/A	N/A	(4)

Total	$250,000,000	100%	$250,000,000	$31,675

(1)	The proposed maximum offering price per unit will be determined by Sovran Self Storage, Inc. in connection with the issuance by the registrant of the securities registered hereunder.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	Not required to be included in accordance with General Instruction II.D. of Form S-3 under the Securities Act.
(4)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.

The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated August 13, 2004

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus

$250,000,000

SOVRAN SELF STORAGE, INC.
Debt Securities, Preferred Stock, Common Stock,
Debt and Equity Warrants, and Guarantees of Debt Securities

SOVRAN ACQUISITION LIMITED PARTNERSHIP
Debt Securities, Debt Warrants and Guarantees of Debt Securities

              Unless the context requires otherwise, "Sovran," "we," "us," "our" and similar terms refer to Sovran Self Storage, Inc. and the Operating Partnership and Sovran's other direct or indirect subsidiaries on a consolidated basis, and the "Operating Partnership" refers to Sovran Acquisition Limited Partnership.

              We and the Operating Partnership may from time to time offer up to $250,000,000 in aggregate initial offering price of the following securities:

SOVRAN	THE OPERATING PARTNERSHIP
- Debt securities;	- Debt securities; and
- Shares of our preferred stock;	- Debt warrants.
- Shares of our common stock; and
- Debt and equity warrants.

              Our payment obligations under any debt securities may be guaranteed by the Operating Partnership, and the Operating Partnership's payment obligations under any debt securities may be guaranteed by us. Only the initial offering price of those debt securities, and not the amount of the guarantee of those debt securities by the other registrant, will reduce the aggregate offering price of securities that may be issued under this prospectus due to the issuance of those debt securities.

              Our common stock is traded on the New York Stock Exchange under the symbol "SSS." On August 12, 2004, the last reported sale price for our common stock on the New York Stock Exchange was $38.13 per share. We will apply to list any shares of common stock sold under this prospectus and any prospectus supplement on the New York Stock Exchange. We have not determined whether we will list any other securities we may offer on any exchange or over-the-counter market. If we decide to seek listing of any securities other than common stock, the supplement to this prospectus will disclose the exchange or market.

              Some of our securityholders may sell our securities under this prospectus and any prospectus supplement. In the prospectus supplement relating to sales by selling securityholders, we will identify each selling securityholder and the number and type of securities that each selling securityholder will be selling.

              When we offer securities, we will provide specific terms of those securities in supplements to this prospectus. The securities offered by this prospectus and any prospectus supplement may be offered directly or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

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              You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement.

              See "Risk Factors" beginning on page 8 for various factors relevant to a purchase of the securities offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DOES THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THAT OFFER OR SOLICITATION IN THAT JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR MAKE A SALE UNDER THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT , WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

The date of this prospectus is August 13, 2004

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS	4
WHERE YOU CAN FIND MORE INFORMATION	5
THE COMPANY AND THE OPERATING PARTNERSHIP	7
RISK FACTORS	8
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	15
USE OF PROCEEDS	15
DESCRIPTION OF DEBT SECURITIES	16
DESCRIPTION OF CAPITAL STOCK	32
DESCRIPTION OF WARRANTS	44
RESTRICTIONS ON TRANSFER/OWNERSHIP LIMITS	45
FEDERAL INCOME TAX CONSIDERATIONS	47
SELLING SECURITYHOLDERS	67
PLAN OF DISTRIBUTION	67
LEGAL MATTERS	69
EXPERTS	69

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ABOUT THIS PROSPECTUS

              This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. Among other things, we currently anticipate selling common stock through our Dividend Reinvestment and Stock Purchase Plan under this prospectus and an appropriate prospectus supplement. In addition, some holders of our securities may sell securities under our shelf registration statement. This prospectus provides you with a general description of the securities we or any selling securityholders may offer. Each time we or any selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the relevant prospectus supplement together with additional information described under the next heading "Where You Can Find More Information."

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WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 to register the securities offered under this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information required to be set forth in the registration statement. We believe that we have included or incorporated by reference all information material to investors in this prospectus, but some details that may be important for specific investment purposes have not been included. For further information, you may read the registration statement and the exhibits filed with or incorporated by reference into the registration statement. You can review and copy the registration statement and its exhibits at the public reference facility maintained by the SEC as described below. The registration statement, including its exhibits and schedules, is also available on the SEC's web site at http://www.sec.gov.

              We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy those reports, statements or other information at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the SEC's web site at http://www.sec.gov. You can also review copies of our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

              The SEC allows us to "incorporate by reference" information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is complete:
-	Our Annual Reports on Form 10-K for the fiscal year ended December 31, 2003;
-	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004;
-	Our Proxy Statement relating to the annual meeting held on May 13, 2004, which was filed on April 8, 2004;
-	Our Current Reports on Form 8-K, dated February 19, 2004, April 7, 2004, May 6, 2004, July 1, 2004, and August 4, 2004;
-	The description of our common stock contained in our Registration Statement on Form 8-A, dated June 16, 1995, including all amendments and reports updating that description;
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The description of rights to purchase our Series A preferred stock contained in our Registration Statement on Form 8-A filed December 3, 1996, including all amendments and reports updating that description; and

-	The Operating Partnership's Registration Statement on Form 10, dated April 22, 1998, including all amendments and reports updating that description.

              You may request a copy of those filings, at no cost, by telephoning us at (716) 633-1850 or writing us at the following address: Sovran Self Storage, Inc., 6467 Main Street, Buffalo, New York 14221, Attention: David L. Rogers, Chief Financial Officer.

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IN DECIDING WHETHER TO BUY ANY OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH ADDITIONAL OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT.

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THE COMPANY AND THE OPERATING PARTNERSHIP

              We are a self-administered and self-managed real estate investment trust, or REIT, which acquires, owns and/or manages self-storage properties. We refer to the self-storage properties owned and/or managed by us as "properties." We began operations on June 26, 1995. As of June 30, 2004, we owned and/or managed 270 properties consisting of approximately 16.1 million net rentable square feet, situated in 21 states. Eleven of the properties are managed under an agreement with an unconsolidated joint venture that is 45% owned by us. As of June 30, 2004, the properties had a weighted average occupancy of 85.7%. We are the fifth largest operator of self-storage properties in the United States based on facilities owned and/or managed.

              We were formed to continue the business of our predecessor company, which had engaged in the self-storage business since 1985. We own an indirect interest in each of the owned properties through the Operating Partnership. In total, we own a 96.77% economic interest in the Operating Partnership and unaffiliated third parties own collectively a 3.23% limited partnership interest as of June 30, 2004. We believe that this structure, commonly known as an umbrella partnership real estate investment trust, facilitates our ability to acquire properties by using units of the Operating Partnership as currency.

              We were incorporated on April 19, 1995 under Maryland law. The Operating Partnership was formed on June 1, 1995 under Delaware law. Our principal executive offices and the principal executive offices of the Operating Partnership are located at 6467 Main Street, Buffalo, New York 14221, and our telephone number is (716) 633-1850.

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RISK FACTORS

              You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference into this prospectus, before making an investment decision. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

              You should keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. These are statements that relate to our expectations for future events and time periods. Generally, the words, "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements. See " Note Regarding Forward-Looking Statements" on page 13.

OUR ACQUISITIONS MAY NOT PERFORM AS ANTICIPATED

              We have completed many acquisitions of self-storage facilities since our initial public offering of common stock in June 1995. Our strategy is to continue to grow by acquiring additional self-storage facilities. Acquisitions entail risks that investments will fail to perform in accordance with our expectations and that our judgments with respect to the prices paid for acquired properties and the costs of any improvements required to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate. Acquisitions also involve general investment risks associated with any new real estate investment.

WE MAY INCUR PROBLEMS WITH OUR REAL ESTATE FINANCING

              Unsecured Credit Facility. We have a line of credit with a syndicate of financial institutions, which are our "lenders." This unsecured credit facility is recourse to us and the required payments are not reduced if the economic performance of any of the properties declines. The unsecured credit facility limits our ability to make distributions to our shareholders, except for distributions required by the real estate investment trust provisions of the Internal Revenue Code of 1986, which we refer to as the "Code" and in other limited circumstances. If there is an event of default, our lenders may seek to exercise their rights under the unsecured credit facility, which could have a material adverse effect on us and our ability to make expected distributions to shareholders.

              Rising Interest Rates. Indebtedness that we incur under the unsecured credit facility bears interest at a variable rate. Accordingly, increases in interest rates could increase our interest expense, which would reduce our cash available for distribution and our ability to pay expected distributions to our shareholders. We manage our exposure to rising interest rates using interest rate swaps and other available mechanisms. If the amount of our indebtedness bearing interest at a variable rate increases, our unsecured credit facility may require us to use those arrangements.

              Refinancing May Not Be Available. It may be necessary for us to refinance our unsecured credit facility through additional debt financing or equity offerings. If we were unable to refinance this indebtedness on acceptable terms, we might be forced to dispose of some of our properties upon disadvantageous terms, which might result in losses to us and might adversely affect the cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, our interest expense would increase, which would adversely affect our cash available for distribution and our ability to pay expected distributions to shareholders.

OUR DEBT LEVELS MAY INCREASE

              Our Board of Directors currently has a policy of limiting the amount of our debt at the time of incurrence to less than 50% of the sum of the market value of our issued and outstanding common stock and preferred stock plus

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the amount of our debt at the time that debt is incurred. However, our organizational documents do not contain any limitation on the amount of indebtedness we might incur. Accordingly, our Board of Directors could alter or eliminate the current policy limitation on borrowing without a vote of our shareholders. We could become highly leveraged if this policy were changed. However, our ability to incur debt is limited by covenants in our bank credit arrangements and in our securities purchase agreement with holders of our Series C preferred stock.

WE ARE SUBJECT TO THE RISKS POSED BY FLUCTUATING DEMAND AND SIGNIFICANT COMPETITION IN THE SELF-STORAGE INDUSTRY

              Our properties are subject to all operating risks common to the self-storage industry. These risks include the following:
-	Decreases in demand for rental spaces in a particular locale;
-	Changes in supply of or demand for similar or competing facilities in an area;
-	Changes in market rental rates; and
-	Inability to collect rents from customers.

Our current strategy is to acquire interests only in self-storage facilities. Consequently, we are subject to risks inherent in investments in a single industry. Our properties compete with other self-storage facilities in their geographic markets. As a result of competition, the properties could experience a decrease in occupancy levels and rental rates, which would decrease our cash available for distribution. We compete in operations and for acquisition opportunities with companies that have substantial financial resources. Competition may reduce the number of suitable acquisition opportunities offered to us and increase the bargaining power of property owners seeking to sell. The self-storage industry has at times experienced overbuilding in response to perceived increases in demand. A recurrence of overbuilding might cause us to experience a decrease in occupancy levels, limit our ability to increase rents and compel us to offer discounted rents.

OUR REAL ESTATE INVESTMENTS ARE ILLIQUID AND ARE SUBJECT TO UNINSURABLE RISKS AND GOVERNMENT REGULATION

              General Risks. Our investments are subject to varying degrees of risk generally related to the ownership of real property. The underlying value of our real estate investments and our income and ability to make distributions to our shareholders are dependent upon our ability to operate the properties in a manner sufficient to maintain or increase cash available for distribution. Income from our properties may be adversely affected by the following factors:
-	Changes in national economic conditions;
-	Changes in general or local economic conditions and neighborhood characteristics;
-	Competition from other self-storage facilities;
-	Changes in interest rates and in the availability, cost and terms of mortgage funds;
-	The impact of present or future environmental legislation and compliance with environmental laws;
-	The ongoing need for capital improvements, particularly in older facilities;

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-	Changes in real estate tax rates and other operating expenses;
-	Adverse changes in governmental rules and fiscal policies;
-	Uninsured losses resulting from casualties associated with civil unrest, acts of God, including natural disasters, and acts of war;
-	Adverse changes in zoning laws; and
-	Other factors that are beyond our control.

              Illiquidity of Real Estate May Limit its Value. Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions is limited. In addition, provisions of the Code may limit our ability to profit on the sale of properties held for fewer than four years. We may be unable to dispose of a property when we find disposition advantageous or necessary and the sale price of any disposition may not equal or exceed the amount of our investment.

              Uninsured and Underinsured Losses Could Reduce the Value of our Properties. Some losses, generally of a catastrophic nature, that we potentially face with respect to our properties may be uninsurable or not insurable at an acceptable cost. Our management uses its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to acquiring appropriate insurance on our investments at a reasonable cost and on suitable terms. These decisions may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under those circumstances, the insurance proceeds received by us might not be adequate to restore our economic position with respect to a particular property.

              Possible Liability Relating to Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in that property. Those laws often impose liability even if the owner or operator did not cause or know of the presence of hazardous or toxic substances and even if the storage of those substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure of the owner to address their presence on the property, may adversely affect the owner's ability to borrow using that real property as collateral. In connection with the ownership of the properties, we may be potentially liable for any of those costs.

              Americans with Disabilities Act. The Americans with Disabilities Act of 1990, or ADA, generally requires that buildings be made accessible to persons with disabilities. A determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA, our results of operations and ability to make expected distributions to our shareholders could be adversely affected.

THERE ARE LIMITATIONS ON THE ABILITY TO CHANGE CONTROL OF SOVRAN

              Limitation on Ownership and Transfer of Shares. To maintain our qualification as a REIT, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code. To limit the possibility that we will fail to qualify as a REIT under this test, our Amended and Restated Articles of Incorporation include ownership limits and transfer restrictions on shares of our capital stock. Our Articles of Incorporation limit ownership of our issued and outstanding capital stock by any single shareholder to 9.8% of the aggregate value of our outstanding capital stock, except that the ownership by some of our shareholders is limited to 15%.

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              These ownership limits may
-	Have the effect of precluding an acquisition of control of Sovran by a third party without consent of our Board of Directors even if the change in control would be in the interest of shareholders, and
-

Limit the opportunity for shareholders to receive a premium for shares of our common stock they hold that might otherwise exist if an investor were attempting to assemble a block of common stock in excess of 9.8% or 15%, as the case may be, of the outstanding shares of our capital stock or to otherwise effect a change in control of Sovran.

Our Board of Directors may waive the ownership limits if it is satisfied that ownership by those shareholders in excess of those limits will not jeopardize our status as a REIT under the Code or in the event it determines that it is no longer in our best interests to be a REIT. Waivers have been granted to the holders of our Series C preferred stock. A transfer of our common stock and/or preferred stock to a person who, as a result of the transfer, violates the ownership limits may not be effective under some circumstances.

              Shareholder Rights Plan. We have a shareholder rights plan that grants the holders of our common stock rights that generally become exercisable if a person
-	Becomes an "acquiring person" by acquiring 10% or more of our outstanding common stock, or
-	Commences a tender offer that would result in that person owning 10% or more of our outstanding common stock.

The shareholder rights plan generally provides that the initial holders of our Series C preferred stock are not considered acquiring persons by reason of their purchase from us of the Series C preferred stock or other related acquisitions, if those acquisitions are not made with the purpose or effect of changing or influencing control of Sovran. In the event a person becomes an acquiring person, each holder of a right (other than the acquiring person) would be entitled to acquire a number of shares of our Series A junior preferred stock that are equivalent to the shares of our common stock having a value of twice the then-current exercise price of the right. If we are acquired in a merger or other business combination transaction after that event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right. Our shareholder rights plan may have the effect of delaying or preventing a change in control of Sovran.

              Other Limitations. Other limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of our outstanding common stock might receive a premium for their shares of our common stock that exceeds the then prevailing market price or that those holders might believe to be otherwise in their best interest. The issuance of additional shares of preferred stock could have the effect of delaying or preventing a change in control of Sovran even if a change in control were in the shareholders' interest. In addition, the Maryland General Corporation Law, or MGCL, imposes restrictions and requires that specified procedures with respect to the acquisition of stated levels of share ownership and business combinations, including combinations with interested shareholders. These provisions of the MGCL could have the effect of delaying or preventing a change in control of Sovran even if a change in control were in the shareholders' interest. Waivers and exemptions have been granted to the initial purchasers of our Series C preferred stock in connection with these provisions of the MGCL. In addition, under the Operating Partnership's agreement of limited partnership, in general, we may not merge, consolidate or engage in any combination with another person or sell all or substantially all of our assets unless that transaction includes the merger or sale of all or substantially all of the assets of the Operating

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Partnership, which requires the approval of the holders of 75% of the limited partnership interests thereof. If we were to own less than 75% of the limited partnership interests in the Operating Partnership, this provision of the limited partnership agreement could have the effect of delaying or preventing us from engaging in some change of control transactions.

OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE ADVERSE CONSEQUENCES

              We intend to operate in a matter that will permit us to qualify as a REIT under the Code. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. Continued qualification as a REIT depends upon our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our shareholders. If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, we also would be ineligible for qualification as a REIT for the four taxable years following the year during which our qualification was lost. As a result, distributions to the shareholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our Board of Directors to revoke our REIT election.

MARKET INTEREST RATES MAY INFLUENCE THE PRICE OF THE OFFERED SECURITIES

              One of the factors that may influence the price of our securities in public trading markets or in private transactions is the annual yields on the securities as compared to yields on other financial instruments. An increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the price of our securities.

REGIONAL CONCENTRATION OF OUR BUSINESS MAY SUBJECT US TO ECONOMIC

DOWNTURNS IN THE STATES OF TEXAS AND FLORIDA.

              106 of our 270 self-storage facilities are located in the States of Texas and Florida. For the six months ended June 30, 2004, these facilities accounted for approximately 36% of our total revenues. This concentration of business in Texas and Florida exposes us to potential losses resulting from a downturn in the economies of those states. If economic conditions in those states deteriorate, we may experience a reduction in existing and new business, which may have an adverse effect on our business, financial condition and results of operations.

THE IMPLEMENTATION OF THE JOBS AND GROWTH TAX RELIEF RECONCILIATION ACT OF 2003 MAY ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK

              On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief and Reconciliation Act of 2003, which provides favorable income tax rates for certain corporate dividends received by individuals through December 31, 2008. Under this new law, REIT dividends are not eligible for the preferential capital gain rates applicable to dividends unless the dividends are attributable to income that has been subject to corporate-level tax. As a result, substantially all of the distributions paid on shares of our stock are not expected to qualify for those lower rates. This new law could cause stock in non-REIT corporations to be more attractive to investors relative to stock in REITs, which may negatively affect the value of, and the market for, our common stock.

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ABSENCE OF A PUBLIC TRADING MARKET MAY AFFECT THE VALUE OF THE OFFERED SECURITIES

              Although shares of our common stock are listed and traded on the New York Stock Exchange, there is no public trading market for other securities we have or may issue and none may ever develop. The absence of a public market may affect the value of those securities.

TERRORIST ATTACKS AND THE POSSIBILITY OF ARMED CONFLICT MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS AND COULD DECREASE THE VALUE OF OUR ASSETS

              Terrorist attacks and other acts of violence or war, such as those that took place on September 11, 2001, or the recent war with Iraq, could have a material adverse effect on our business and operating results. There may be further terrorist attacks against the United States. Attacks or armed conflicts that directly impact one or more of our properties could significantly affect our ability to operate those properties and, as a result, impair our ability to achieve our expected results. Furthermore, we may not have insurance coverage for losses caused by a terrorist attack. That insurance may not be available or, if it is available and we decide, or are required by our lenders, to obtain terrorism coverage, the cost for the insurance may be significant in relationship to the risk covered. In addition, the adverse effects terrorist acts and threats of future attacks could have on the U.S. economy could similarly have a material adverse effect on our business, financial condition and results of operations. Finally, further terrorist acts could cause the United States to enter into armed conflict, which could further impact our business, financial and operating results.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 21A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You can identify some of the forward-looking statements by their use of forward-looking words, such as "intends," "believes," "expects," "anticipates," "may," "will," "seeks," "estimates," "plans," or the negative of those words or similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by those forward-looking statements. These factors include, but are not limited to, the following:
-	The effect of competition from new self-storage facilities, which may cause rents and occupancy rates to decline;
-	Our ability to evaluate, finance and integrate acquired businesses into our existing business and operations;
-	Our ability to form joint ventures and sell existing properties to those joint ventures;
-	Our ability to effectively compete in the industry in which we do business;
-	Our existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms;
-	Interest rates may fluctuate, impacting costs associated with our outstanding floating rate debt;

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-	Our ability to successfully extend our truck leasing program and Dri-Guard product roll-out;
-	Our reliance on our call center;
-	Our cash flow may be insufficient to meet required payments of principal and interest; and
-	Tax law changes that may change the taxability of future income.

              Other factors that might cause such a difference are discussed in the section entitled "Risk Factors" beginning on page 8 and the documents incorporated by reference in this prospectus. The forward-looking statements represent our judgment and expectations as of the date of this prospectus. Prospective purchasers should not place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements.

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RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

              The following table shows our ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown.
	For the Six Months Ended June 30, 2004	For the Year Ended December 31,
		2003	2002	2001	2000	1999
SOVRAN AND THE OPERATING PARTNERSHIP:
Ratio of earnings to combined fixed charges and preferred stock dividends	1.85	1.80	2.08	2.24	2.13	2.60

              The ratio of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of pre-tax income from continuing operations before minority interest in consolidated subsidiaries and income or loss from equity investees, plus fixed charges, less preferred stock dividends. Fixed charges consist of interest expense and the amortization of debt issuance costs.

USE OF PROCEEDS

              We are required by the terms of the partnership agreement of the Operating Partnership to invest the net proceeds of any sale of our common stock or preferred stock in the Operating Partnership in exchange for additional units of limited partnership of the Operating Partnership. As will be more fully described in the prospectus supplement for any securities issued under this prospectus, we intend to use the net proceeds from the sale of securities, including sales of our common stock through our Dividend Reinvestment and Stock Purchase Plan, for one or more of the following: repayment of indebtedness, acquisition of new self-storage facilities, maintenance and improvement of currently owned properties and general corporate purposes.

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DESCRIPTION OF DEBT SECURITIES

GENERAL

              We conduct our business and hold our assets principally through the Operating Partnership. Consequently, either Sovran or the Operating Partnership may issue debt securities. Whichever of Sovran and the Operating Partnership is issuing debt securities in a particular issuance is referred to as the "issuer." In this description of the debt securities, the words "Sovran," "we," "us" or "our" refer only to Sovran Self Storage, Inc. or the Operating Partnership, or both of them, as applicable, and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

              The debt securities will be direct unsecured obligations of Sovran or the Operating Partnership and may be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called indentures in this description. The indentures for the senior debt securities and subordinated debt securities will be in the forms that have been filed as exhibits by an amendment to the registration statement of which this prospectus is a part or as an exhibit to a report under Section 13(a) or 15(d) of the Securities Exchange Act of 1934. The indentures will be subject to and governed by the Trust Indenture Act of 1939, which we will refer to as the "TIA."

              This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a report under Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

              The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

TERMS

              The senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of the issuer. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of senior indebtedness of the issuer as described under "--Subordination" beginning on page 27. The particular terms of the debt securities offered by a prospectus supplement will be described in that prospectus supplement, along with any modifications of or additions to the general terms of the debt securities as described in this prospectus and in the indenture applicable to the debt securities and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of debt securities, you must carefully read both the prospectus supplement relating those debt securities and the description of the debt securities set forth in this prospectus.

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              Except as set forth in any prospectus supplement, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the issuer or as set forth in the applicable indenture for a series of debt securities or in one or more supplemental indentures. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuance of additional debt securities without the consent of the holders of that series of debt securities,.

              Each indenture will provide that the issuer may, but is not required to, designate more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each of those trustees will be treated as the trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by that trustee only with respect to the one or more series of debt securities for which it is trustee under an indenture.

              The following summaries set forth some general terms and provisions of the indentures and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain additional terms of those debt securities, including the following specific terms:
-	The title of the debt securities and whether the debt securities are senior debt securities or subordinated debt securities;
-	The aggregate principal amount of the debt securities and any limit on the aggregate principal amount;
-

The price, expressed as a percentage of their principal amount, at which the debt securities will be issued and, if other than the principal amount of those debt securities, the portion of the principal amount of the debt securities payable upon declaration of acceleration of their maturity;

-	The date or dates, or the method for determining those date or dates, on which the principal of the debt securities will be payable;
-	The rate or rates, or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;
-

The date or dates, or the method for determining those date or dates, from which any interest on the debt securities will accrue, the dates on which any interest on the debt securities will be payable, the record dates for payment of interest, or the method by which those dates will be determined, the persons to whom interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

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-

The place or places where the principal of, and any premium or other additional amount payable under the indenture, and any interest on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the issuer in respect of the debt securities and the indenture may be served;

-

If any optional or mandatory redemption provisions apply to the debt securities, the period or periods within which, the price or prices at which and the other terms and conditions upon which any of the debt securities maybe redeemed at the option of the issuer;

-

If the issuer is obligated to redeem, repay or purchase the debt securities at the option of any holder, the terms of any sinking fund or similar provision, and the period or periods within which the debt securities will be redeemed, repaid or purchased, the price or prices to be paid for the debt securities, and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased;

-	If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and payable;
-

Whether the amount of payments of the principal of, and any premium or other additional amount payable under the indenture, and any interest on the debt securities may be determined with reference to an index, formula or other method and the manner in which those amounts will be determined;

-

Whether the principal of, and any premium or other additional amount payable under the indenture, and any interest on the debt securities of the series are to be payable, at the election of the issuer or a holder thereof, in a currency or currencies other than the currency in which the debt securities are denominated or stated to be payable, how that election may be made, and how the exchange rate between those currencies will be determined;

-	Any provisions granting special rights to the holders of a series of debt securities upon the occurrence of specified events;
-

Any deletions from, modifications of or additions to the events or default or covenants of the issuer with respect to debt securities compared to the events of default or covenants described in this prospectus;

-

Whether and under what circumstances the issuer will pay additional amounts on debt securities in respect of any tax, assessment or governmental charge and, if so, whether the issuer will have the option to redeem the debt securities rather than making those payments;

-

Whether debt securities are to be issuable as registered securities, bearer securities or both, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities may be exchanged for registered securities and vice versa, whether any debt securities are to be issuable initially in temporary or permanent global form and, if so, under what circumstances beneficial owners of interests in any permanent global security may exchange interests for debt securities of like tenor of any authorized form and denomination, if other than in the manner provided in the indenture, and, if registered securities are to be issuable as a global security, the identity of the depository;

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-	The date of any bearer securities and any temporary global security if other than the date of original issuance of the first security of the series to be issued;
-

The person to whom any interest on any registered security of the series will be payable, if other than the person in whose name that security is registered at the close of business on the regular record date for that interest, the manner in which any interest on any bearer security shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto, and the manner in which any interest payable on a temporary global security will be paid if other than in the manner provided in the indenture;

-	The applicability of the defeasance and covenant defeasance provisions of the indenture to the debt securities of the series;
-

If the debt securities are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of those certificates, documents or conditions; and

-	Any other terms of the series of debt securities.

              A prospectus supplement may provide for "original issue discount securities," which are debt securities that are issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of their maturity. All material U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the prospectus supplement for those securities.

              Except as described under "--Merger, Consolidation or Sale of Assets" beginning on page 21 below or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that would limit the ability of the issuer to incur indebtedness or that would afford holders of debt securities protection in the event of

-	A highly leveraged or similar transaction involving the issuer, the management of Sovran or the Operating Partnership, or any of our affiliates,
-	A change of control of the issuer, or
-	A reorganization, restructuring, merger or similar transaction involving the issuer that may adversely affect the holders of the debt securities.

In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale of Assets," the issuer may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the issuer, that would increase the amount of the issuer's indebtedness or substantially reduce or eliminate the issuer's indebtedness or substantially reduce or eliminate the issuer's assets, which may have an adverse effect on the issuer's ability to service its indebtedness, including the debt securities. Neither Maryland General Corporation Law nor the governing instruments of Sovran and the Operating Partnership define the term "substantially all" in connection with the sale of assets. Additionally, Maryland cases interpreting the words "substantially all" all rely heavily upon the facts and circumstances of the particular case. Consequently, to determine whether a sale of "substantially all" of the issuer's assets has occurred, a holder of debt securities must review the financial and other information disclosed by the issuer to the public. Restrictions on ownership and transfers of our common stock and preferred stock are designed to preserve our status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Limitation on Ownership and Transfer of Shares" beginning on page 10. Please refer to the prospectus supplement for a particular offering for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

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DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

              Unless otherwise described in the prospectus supplement for a series of debt securities, the debt securities will be issuable in denominations of $1,000 and multiples of $1,000. Where debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities will be described in the prospectus supplement for those debt securities. Bearer debt securities will be transferable by delivery.

              Unless otherwise specified in the prospectus supplement for a series of debt securities, the principal, interest and any other amounts due on any series of debt securities will be payable at the corporate trust office of the trustee for those securities, the address of which will be stated in the prospectus supplement for that series of debt securities. However, at the option of the issuer, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the issuer's register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

              Any interest not punctually paid with respect to a debt security in registered form will immediately cease to be payable to the holder on the regular record date and may either be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of defaulted interest to be fixed by the trustee, in which case notice of the special record date shall be given to the holder of the debt security not less than ten days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the indenture for the debt securities.

              Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and aggregate principal amount and of like tenor upon surrender of those debt securities at the corporate trust office of the trustee or at the office of any transfer agent designated by the issuer for that purpose. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange at the corporate trust office of the trustee or at the office of any transfer agent designated by the issuer for that purpose. Every debt security in registered form that is surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting the registration of transfer or exchange must provide evidence of title and identity satisfactory to the trustee or transfer agent. No service charge will be required for any registration of transfer or exchange of any debt securities, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge. If the prospectus supplement refers to any transfer agent, in addition to the trustee for those debt securities, initially designated by the issuer with respect to any series of debt securities, the issuer may at any time rescind the designation of any transfer agent or approve a change in the location through which any the transfer agent acts, except that the issuer will be required to maintain a transfer agent in each place of payment for that series of debt securities. The issuer may designate additional transfer agents with respect to any series of debt securities.

              Neither the issuer nor any trustee will be required to

-

Issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business fifteen days before the selection of any debt securities for redemption and ending at the close of business on the day of mailing of the notice of redemption,

-	Register the transfer of or exchange any debt security selected for redemption except the unredeemed portion of any debt security that is being redeemed in part, or

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-	Issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except any portion of the debt security not to be repaid.

              Payment in respect of debt securities in bearer form will be made in the currency and in the manner designated in the prospectus supplement for those debt securities at paying agencies outside the United States that the issuer may appoint from time to time. Any paying agents outside the United States initially appointed by the issuer for a series of debt securities will be named in the prospectus supplement. Unless otherwise provided in the prospectus supplement for a series of debt securities, the issuer may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if debt securities of a series are issuable in registered form, the issuer will be required to maintain at least one paying agent in each place of payment for that series and if debt securities of a series are issuable in bearer form, the issuer will be required to maintain at least one paying agent in a place of payment outside the United States where debt securities of that series and any related coupons may be presented and surrendered for payment.

MERGER, CONSOLIDATION OR SALE OF ASSETS

              The indentures provide that the issuer may, without the consent of the holders of any outstanding debt securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that

-

Either the issuer will be the continuing entity or the successor entity, if other than the issuer, formed by or resulting from any a consolidation or merger or that shall have received the transfer of the issuer's assets, and that is organized under the laws of any domestic jurisdiction and assumes

	-	The issuer's obligations to pay principal, interest and any other amounts due on all of the debt securities and
	-	The punctual performance and observance of all of the covenants and conditions contained in each indenture,

-

Immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of the issuer or any subsidiary or any subsidiary as a result of the transaction as having been incurred by the issuer or the subsidiary at the time of the transaction, no event of default under the indentures, and no event that, after notice or the lapse of time, or both, would become that kind of an event of default, has occurred and is continuing, and

-	An officers' certificate and legal opinion covering the conditions set forth above will be delivered to each trustee.

CERTAIN COVENANTS

              The prospectus supplement for a series of debt securities will describe any material covenants that apply to that series of debt securities and are not described in this prospectus. Unless otherwise indicated in the prospectus supplement for a series of senior debt securities, those securities will include the following covenants of the issuer:

              Existence. Except as permitted under "--Merger, Consolidation or Sale of Assets" on page 21, the indentures will require the issuer to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises, except that the issuer will not be required to preserve any right or franchise if it determines that its preservation is no longer desirable in the conduct of its business.

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              Maintenance of Properties. The indentures will require the issuer to cause all of its material properties used or useful in the conduct of its business or the business of any of its subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the issuer may be necessary so that the business carried on using that equipment may be properly and advantageously conducted at all times. However, this restriction will not prevent the issuer and its subsidiaries from selling or otherwise disposing of their properties for value in the ordinary course of business.

              Insurance. The indentures will require the issuer to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage in an amount at least equal to their full insurable value with insurers of recognized responsibility and, if described in a prospectus supplement, having a specified rating from a recognized insurance rating service.

              Payment of Taxes and Other Claims. The indentures will require the issuer to pay the following items before they become delinquent, unless the amount, applicability or validity is being contested in good faith:

-	All taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the issuer or any subsidiary; and
-	All lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the issuer or any subsidiary.

EVENTS OF DEFAULT, NOTICE AND WAIVER

              Unless otherwise provided in the prospectus supplement for a series of debt securities, each indenture will provide that the following events are "events of default" with respect to any series of debt securities issued under that indenture:

-	Default in the payment of any interest on any debt security of that series when that interest becomes due and payable that continues for a period of 30 days;
-	Default in the payment of the principal, and any premium or other additional amount payable under the indenture, of any debt security of that series when due and payable;
-	Default in making any sinking fund payment as required for any debt security of that series;
-

Default in the performance, or breach, of any other covenant or warranty of the issuer contained in the applicable indenture with respect to the debt securities of that series and continuance of that default or breach for a period of 60 days after written notice as provided in the indenture;

-

Default under any bond, debenture, note, mortgage, indenture or instrument under which any indebtedness for money borrowed or guaranteed by the issuer having an aggregate principal amount outstanding of at least $25,000,000, if that default results in that indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, and if the default is not cured within a period of 30 days after written notice to the issuer as provided in the indenture; and

-	Events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the issuer or any significant subsidiary.

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              If an event of default occurs and is continuing under any indenture with respect to any outstanding series of debt securities, then the trustee or the holders of 25% of more in principal amount of that series of debt securities will have the right to declare the principal of, and any premium or other additional amount payable under the indenture with respect to, all the debt securities of that series to be due and payable immediately by written notice to the issuer and to the trustee, if the declaration is made by the holders. If the debt securities of that series are original issue discount securities or indexed securities, an event of default under the indenture would result in a portion of the principal amount as may be specified in the terms of the debt securities to be due and payable immediately in accordance with the preceding sentence. However, at any time after a declaration of acceleration with respect to a series of debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul the declaration of acceleration and avoid its consequences if the following events occur:
-

The issuer has deposited with the trustee all required payments of the principal of, and any premium or other additional amount payable under the indenture with respect to, and interest on the debt securities of that series, plus all fees, expenses, disbursements and advances of the trustee; and

-

All events of default, other than the non-payment of accelerated principal, or a specified portion of the principal and any premium or other additional amount payable under the indenture, with respect to debt securities of that series have been cured or waived as provided in the indenture.

              The indentures will also provide that the holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except a default

-	In the payment of the principal of, or any premium or other additional amount payable under the indenture with respect to, or interest on any debt security of that series, or
-	Under a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected by that default.

              The indentures will require each trustee to give notice to the holders of debt securities within 90 days of a default under the indenture unless that default has been cured or waived. However, a trustee may withhold the notice to the holders of any series of debt securities of any default with respect to that series if the officers of the trustee consider withholding the notice to be in the interest of the holders. A trustee may not withhold the notice if the default relates to the payment of the principal of, any premium or other additional amount payable under the indenture with respect to, or interest on any debt security of that series or in the payment of any sinking fund installment related to any debt security of that series.

              The indentures will prohibit holders of debt securities of any series from instituting any proceedings, judicial or otherwise, with respect to the indenture or for any remedy under the indenture. An exception to this prohibition is the failure of the trustee to act within 60 days after it has received both

-	A written request from the holders of 25% or more of the principal amount of the outstanding debt securities of a series to institute proceedings in respect of an event of default, and
-	An offer of indemnity from the holders reasonably satisfactory to the trustee.

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However, this provision will not prevent any holder of debt securities from instituting a suit to the force the issuer to pay the principal of, any premium or other additional amount payable under the indenture with respect to, or interest on debt securities when those payments are due.

              Other than the duties of a trustee with respect to a default, the indentures will not obligate a trustee to exercise any of its rights or powers under an indenture at the request or direction of any holders of any outstanding series of debt securities unless those holders offer the trustee reasonable security or indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series, or a majority of all debt securities then outstanding under an indenture, as the case may be, will have the right to direct the time, method and place of conducting any proceeding to pursue a remedy available to the trustee or of exercising any trust or power conferred upon the trustee by the indenture. However, a trustee may refuse to follow any direction that

-	Is in conflict with any law or the indenture,
-	Subjects the trustee to personal liability, or
-	May be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

              Within 120 days after the close of each fiscal year, the issuer must deliver to each trustee a certificate, signed by its officers, stating whether the officers have knowledge of any default under the indentures and, if so, specifying each default and the nature and status of the default.

MODIFICATION OF THE INDENTURES

              Modifications and amendments of an indenture will be permitted to be made only with the consent of the holders of a majority in principal amount of all outstanding debt securities issued under the indenture who are affected by that modification or amendment. None of the following modifications or amendments may be made without the consent of the holder of each debt security affected by the modification or amendment:
-	Change the stated maturity of the principal of, or any installment of interest or any other amount due on, any debt security;
-

Reduce the principal amount of, the rate or amount of interest on, or any premium or other amount payable on redemption of, any debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of that security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

-	Change the place of payment, or the coin or currency, for payment of principal of, premium or other amount due with respect to, or interest on any debt security;
-	Impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;
-

Reduce the percentage of outstanding debt securities of any series necessary to modify or amend the indenture for those debt securities, to waive compliance with certain provisions of the indenture or certain defaults and consequences under the indenture or to reduce the quorum or voting requirements set forth in the indenture;

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-	Change the currency or currency unit in which any debt security or any premium or interest on the debt security is payable;
-

In the case of an indenture for subordinated debt securities, modify the subordination provisions of the indenture in a manner adverse to the holders of any outstanding subordinated debt securities; or

-

Modify any of the provisions listed above or any of the provisions relating to the waiver of past defaults or covenants, except to increase the percentage vote required to authorize an action or to provide that other provisions may not be modified or waived without the consent of the holder of a debt security.

              The holders of a majority in aggregate principal amount of each outstanding series of debt securities may, on behalf of all holders of debt securities of that series, waive compliance by the issuer with restrictive covenants contained in the indenture for that series.

              Modifications and amendments of an indenture will be permitted to be made by the issuer and the trustee under that indenture without the consent of any holder of debt securities for any of the following purposes:

-	To evidence the succession of another person as obligor under the indenture;
-	To add to the covenants of the issuer for the benefit of the holders of any series of debt securities or to surrender any right or power conferred upon the issuer in the indenture;
-	To add events of default for the benefit of the holders of any series of debt securities;
-

To add or change any provisions of an indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, if that action will not adversely affect the holders of any outstanding series of debt securities in any material respect;

-

To change or eliminate any provisions of an indenture, if the change or elimination will become effective only when there are no outstanding debt securities of any series that were created prior to the change that are entitled to the benefit of the changed provision;

-	To secure the debt securities;
-	To establish the form or terms of debt securities of any series;
-	To provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;
-	To cure any ambiguity, defect or inconsistency in an indenture, if the action will not adversely affect the interests of holders of any series of debt securities issued under the indenture; or
-

To supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, unless that action would not adversely affect the interests of the holders of any series of outstanding debt securities.

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              The indentures will provide that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities,

-

The principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal of those securities that would be due and payable if their maturity were accelerated as of that date,

-

The principal amount of any outstanding debt security denominated in a foreign currency will be deemed to be the U.S. dollar equivalent of the principal amount determined on the issue date of the debt security, or, in the case of an original issue discount security, the U.S. dollar equivalent of the amount due upon acceleration of maturity as described above as determined on the issue date of the debt security,

-	The principal amount of an indexed security will be deemed to be the principal face amount of the indexed security at original issuance, unless otherwise provided in its indenture, and
-	Debt securities owned by the issuer, any other obligor upon the debt securities, or any affiliate of the issuer or any other obligor will be disregarded.

              The indentures will contain provisions for convening meetings of the holders of a series of debt securities. A meeting will be permitted to be called at any time by the trustee and also, upon request, by the issuer or the holders of 25% in principal amount of a series of outstanding debt securities, upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by a particular modification and amendment of an indenture, any resolution presented at a meeting or adjourned meeting that is duly reconvened and at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage of a series of outstanding debt securities that is less than a majority, may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the series of outstanding debt securities. Any resolution passed or decision taken at any meeting of holders of any series of debt securities that is duly held in accordance with an indenture will be binding on all holders of that series of debt securities. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of a series of outstanding debt securities. However, if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of a specified percentage in principal amount of a series of outstanding debt securities, the persons holding or representing that specified percentage in principal amount of that series of the outstanding debt securities will constitute a quorum.

              Notwithstanding the foregoing provisions, the indentures will provide that if any action is to be taken at a meeting of holders of any series of debt securities with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by the action, or of the holders of that series of debt securities and one or more additional series

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-	There will be no minimum quorum requirement for that meeting, and
-

The principal amount of that series of the outstanding debt securities that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

SUBORDINATION

              Unless otherwise provided in the prospectus supplement for those securities, subordinated debt securities will be subject to the following subordination provisions.

              The payment of the principal of, interest on, or any other amounts due with respect to, the subordinated debt securities will be subordinated in right of payment to the prior payment in cash in full of all senior indebtedness of the issuer. No payment on account of the principal of, redemption of, interest on or any other amounts due with respect to the subordinated debt securities and no redemption, purchase or other acquisition of the subordinated debt securities may be made, unless

-

Full payment in cash of amounts then due for principal, sinking funds, interest, penalties, reimbursement or indemnification amounts, fees and expenses, and of all other amounts then due on all senior indebtedness of the issuer has been made or duly provided for pursuant to the terms of the instrument governing the senior indebtedness, and

-

At the time of, or immediately after giving effect to, that payment, redemption, purchase or other acquisition, there will not exist any default under any senior indebtedness or any agreement under which any senior indebtedness has been issued that has not been cured or waived and that has resulted in the full amount of the senior indebtedness being declared due and payable.

In addition, the subordinated indenture provides that, if holders of any senior indebtedness notify the issuer and the trustee for the subordinated debt securities that a default has occurred giving the holders of the senior indebtedness the right to accelerate its maturity, no payment on account of principal, sinking fund or other redemption, interest or any other amounts due on the subordinated debt securities and no purchase, redemption or other acquisition of the subordinated debt securities will be made for the period, which we refer to as the "payment blockage period," commencing on the date the notice is received and ending on the earlier of he date on which the event of default has been cured or waived, or 180 days from the date the notice is received. However, only one notice of a payment blockage period may be given during any period of 360 consecutive days with respect to the same event of default or any other events of default existing on the senior indebtedness and known to the person giving the notice at the time of the notice. No new payment blockage period may be commenced by the holders of senior indebtedness during any period of 360 consecutive days unless all events of default that triggered the preceding payment blockage period have been cured or waived. Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the issuer, all senior indebtedness must be paid in full in cash before the holders of the subordinated debt securities are entitled to any payments.

              The indenture for the subordinated debt securities does not restrict the amount of senior indebtedness or other indebtedness of the issuer or any of its subsidiaries. As a result of these subordination provisions, in the event of the issuer's insolvency, holders of the subordinated debt securities may recover ratably less than general creditors of the issuer.

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              If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information that is incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the issuer's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

              Unless otherwise indicated in a prospectus supplement for that series of debt securities, the issuer will be permitted to discharge its obligations to holders of any series of debt securities issued under any indenture by irrevocably depositing with the trustee, in trust, funds and/or U.S. government obligations in an amount and kind sufficient to pay the entire indebtedness on those debt securities in respect of principal, interest and any other amounts payable on those debt securities to the date of the deposit, if the debt securities have become due and payable, or to the stated maturity or redemption date, if the debt securities will become due and payable within one year or are scheduled for redemption within one year.

              The indentures will provide that, unless otherwise indicated in a prospectus supplement for a series of debt securities, if the issuer irrevocably deposits with the trustee an amount, in the appropriate currency or U.S. government obligations, that will provide an amount of money sufficient to pay the principal, interest and any other amounts due on the debt securities, including any mandatory sinking fund or analogous payments on the debt securities, on the scheduled due dates for those payments, the issuer may elect either

-

To be discharged from all further obligations with respect to those debt securities, except for the obligations to register the transfer or exchange of those debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of those debt securities, and to hold moneys for payment in trust, or

-

To be released from covenant obligations with respect to the debt securities under the indenture or, if provided in the prospectus supplement, its obligations with respect to any other covenant, such that any omission to comply with its obligations shall not constitute an event of default with respect to the debt securities.

              That kind of a trust will only be permitted to be established if, among other things, the issuer has delivered to the trustee an opinion of counsel to the effect that the holders of those debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the discharge or release of the issuer's obligations and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the discharge or release had not occurred, and that opinion of counsel, in the case of the discharge or the issuer's obligations, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. In the event of a discharge of the issuer's obligations, after the date of the discharge, the holders of the debt securities would thereafter be able to look only to the amounts deposited by the issuer with the trustee for payment of principal, interest and any other amounts due on those debt securities.

              Unless otherwise provided in the prospectus supplement for a series of debt securities, if after the issuer has deposited funds and/or U.S. government obligations to effect a discharge or release of its obligations with respect to that series of debt securities

-

If the holder of a debt security of that series is entitled to elect pursuant to the indenture or the terms of the debt security to receive payment in a currency other than the currency deposited by the issuer with the trustee in respect of the debt security, or

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-	If the currency in which that deposit has been made has been ceased to be used by its government of issuance,

the indebtedness represented by the debt security will be deemed to have been fully discharged and satisfied through the payment of the principal, interest and other amounts due on the debt security as they become due out of the proceeds yielded by converting the amount deposited by the issuer with the trustee in respect of the debt security into the currency in which the debt security becomes payable as a result of the holder's election or the cessation of usage based on the prevailing market exchange rate. Unless otherwise provided in the prospectus supplement for a series of debt securities, all payments of principal, interest and other amounts due on any debt security that are payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

              In the event the issuer makes a deposit with the trustee to effect a discharge or release of its obligations with respect to a series of debt securities and those debt securities are declared due and payable on an accelerated basis because of the occurrence of an event of default or covenant that remains applicable to those debt securities, the amount on deposit with the trustee may not be sufficient to pay amounts due on the debt securities at the time of the acceleration and the issuer would remain liable to make payment of any amount in addition to the amount deposited with the trustee that is due at the time of acceleration.

              The prospectus supplement for a series of debt securities may further describe the provisions, if any, permitting a discharge or release of the issuer's obligations, including any modifications to the provisions described above, with respect to that series of debt securities.

BOOK-ENTRY SYSTEM

              A series of debt securities may be issued in whole or in part in the form of one or more global securities, which represents individual debt securities, that will be deposited with a depository identified in the prospectus supplement relating to that series of debt securities. Global securities issued in the United States are expected to be deposited with The Depository Trust Company, or "DTC," as depository. Global securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until a global security is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee of the depositor to a successor depository or any nominee of the successor depository.

              The specific terms of the depository arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that series. The issuer expects that unless otherwise indicated in the prospectus supplement for a series of debt securities, the following provisions will apply to depository arrangements.

              Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depository, who we will refer to as "participants." Those accounts will be designated by the underwriters, dealers or agents for the debt securities or by the issuer if the debt securities are offered directly by the issuer. Ownership of beneficial interests in the global security will be limited to participants and persons that hold interests through participants.

              The issuer expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee with respect to beneficial interests of participants and records of participants with respect to beneficial interests of persons who hold interests in debt securities through participants. Neither the issuer nor the trustee will have any responsibility or liability for any aspect of the records

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of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that purchasers of securities take physical delivery of those securities in definitive form. Those limits and laws may impair the ability to own, pledge or transfer a beneficial interest in a global security.

              So long as the depository for a global security or its nominee is the registered owner of the global security, that depository or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture for those debt securities. Except as described below or in the prospectus supplement for a series of debt securities, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture for those debt securities. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders of those debt securities under the indenture for those debt securities for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security for which DTC is the depository must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any rights of a holder under the indenture for the debt securities represented by the global security. The issuer understands that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take that action, and those participants would authorize beneficial owners through the participants to give or take those actions or would otherwise act upon the instructions of beneficial owners holding through the participants.

              Payments of principal, interest and any other amounts due on individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or as directed by the depository or its nominee as the registered owner of the global security under the indenture for the global security. Under the terms of the indenture, the issuer and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners of those debt securities for the purpose of receiving payments. Consequently, neither the issuer nor the trustee has or will have any responsibility or liability for the payment of any amounts to beneficial owners of debt securities. The issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with all payments received on global securities that represent debt securities beneficially owned by those participants, in amounts proportionate to each participant's holdings of beneficial interests in the global security as shown on the records of DTC or its nominee. The issuer also expects that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and distributing those payments will be the responsibility of the participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, the issuer expects the depository to determine by lot the amount of the interest of each participant in those debt securities to be redeemed. None of the issuer, the trustee, any paying agent or the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for those debt securities or for maintaining those records.

              Neither the issuer nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and the issuer and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

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              If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the issuer within 90 days, the issuer will issue individual debt securities in exchange for the global security representing those debt securities. In addition, the issuer may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to those debt securities, determine not to have any of those debt securities represented by one or more global securities and in that event will issue individual debt securities in exchange for the global securities representing those debt securities. Individual debt securities issued in these circumstances will be issued in denominations of $1,000 and multiples of $1,000.

              A series of debt securities may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for that depository, identified in the prospectus supplement for those securities. Any bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the prospectus supplement for those securities.

PAYMENT AND PAYING AGENTS

              Unless otherwise specified in the prospectus supplement for a series of debt securities, the principal, interest and other amounts payable on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be set forth in the prospectus supplement. However, at the option of the issuer, payment of interest may be made by check mailed to the address of the person entitled to payment as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

              All moneys paid by the issuer to a paying agent or a trustee for the payment of the principal, interest or any other amounts due on any debt security that remain unclaimed at the end of two years after that amount has become due and payable will be repaid to the issuer, and the holder of that debt security may look only to the issuer for payment of that amount.

GLOBAL SECURITIES

              A series of debt securities may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that series.

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DESCRIPTION OF CAPITAL STOCK

GENERAL

              Our authorized capital stock consists of:
-		100 million shares of common stock, of which 15,041,465 were outstanding on June 30, 2004;

-		10 million shares of preferred stock with the following shares authorized and outstanding on June 30, 2004, which is comprised of the following series of preferred stock:

	-	1,700,000 shares of Series B preferred stock, of which 1,200,000 were outstanding on June 30, 2004 (all outstanding shares of Series B preferred stock were repurchased by us on August 2, 2004);

-

2,800,000 shares of Series C preferred stock, all of which were outstanding on June 30, 2004 (400,000 shares of the Series C preferred stock were converted into 306,748 shares of common stock on August 4, 2004 at the request of the holder); and

	-	250,000 shares of Series A junior participating cumulative preferred stock, none of which were outstanding on June 30, 2004.

For more detail about our Articles of Incorporation, including the Articles Supplementary thereto relating to our Series A preferred stock, Series B preferred stock and Series C preferred stock, and our Bylaws, you should refer to our Articles of Incorporation and Bylaws, which have been filed as exhibits to our filings with the SEC. In addition, for a discussion of limitations on the ownership and transfer of our capital stock, you should refer to the sections entitled "Risk Factors" beginning on page 8 and "Restrictions on Transfer/Ownership Limits" beginning on page 45 of this prospectus.

COMMON STOCK

              GENERAL

              Subject to the preferential rights of any other shares or series of stock, holders of shares of common stock will be entitled to receive dividends on those shares if, as and when authorized and declared by our Board of Directors out of assets legally available therefor and to share ratably in the assets of Sovran legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of Sovran.

              Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of members of our Board of Directors. Except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of members of our Board of Directors, which means that the holders of a majority of our outstanding common stock can elect all of the members of our Board of Directors then standing for election, and the holders of the remaining shares of our common stock will not be able to elect any members of our Board of Directors.

              Holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

              We intend to furnish shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

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              All shares of our common stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

              Pursuant to the MGCL, a corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all of the votes to be cast on the matter, is set forth in the corporation's articles of incorporation. Our Articles of Incorporation do not provide for a lesser percentage in those situations.

              The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

              SHAREHOLDER RIGHTS PLAN

              Each share of our common stock includes a right to purchase from us a unit consisting of one one-thousandth of a share of Series A preferred stock, which we refer to as a "unit," at a cash exercise price of $75.00 per unit, subject to adjustment. Initially, the rights are not exercisable and are attached to and trade with all outstanding shares of our common stock. The rights will separate from the outstanding shares of our common stock and will become exercisable upon the earliest of the following:
-

The close of business on the tenth calendar day following the first public announcement, which we refer to as the stock acquisition date, that a person or group of affiliated or associated persons, which we refer to as an acquiring person, has acquired beneficial ownership of, except as noted below, 10% or more of the outstanding shares of our common stock, or

-

The close of business on the tenth business day, or a later day as determined by our Board of Directors, following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of 10% or more of the outstanding shares of our common stock.

We refer to the earliest of these dates as the distribution date. The term "acquiring person" does not include any of The Prudential Insurance Company of America, Teachers Insurance and Guaranty Association of America, and GEBAM, Inc., or any affiliate or associate of any of them as a result of the following:
-	Their ownership of the offered securities acquired under or contemplated by the securities purchase agreement dated as of July 3, 2002 between them and Sovran; or
-

Any one of them, or its affiliate or associates, being the owner of not more than 12% of outstanding shares of our common stock, provided that their ownership is not with a purpose or effect of changing or influencing control of Sovran, or in connection with or as a participant in any transaction having that purpose or effect.

              Until the distribution date (or earlier redemption, exchange or expiration of the rights) of the rights,
-	The rights will be evidenced by the certificates for shares of our common stock and will be transferred with and only with those stock certificates, and
-	The surrender for transfer of any certificates for shares of our common stock will also constitute the transfer of the rights associated with those shares of our common stock.

              The rights are not exercisable until the distribution date and will expire at the close of business on November 27, 2006, unless previously redeemed or exchanged by us as described below.

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              As soon as practicable after the distribution date, right certificates will be mailed to holders of record of outstanding shares of our common stock as of the close of business on the distribution date and, thereafter, the separate right certificates alone will represent the rights. Except as otherwise determined by our Board of Directors, only shares of our common stock issued prior to the distribution date will be issued with rights.

              In the event that a stock acquisition date occurs, proper provision will be made so that each holder of a right (other than an acquiring person or associates or affiliates thereof, whose rights shall become null and void) will thereafter have the right to receive upon exercise that number of units of our Series A preferred stock having a market value of two times the exercise price of the right. We refer to this right as the subscription right. In the event that, at any time following the stock acquisition date

-	Sovran consolidates with, or merges with and into, any other person, and is not the continuing or surviving corporation,
-

Any person consolidates with or merges with and into Sovran and Sovran is the continuing or surviving corporation of that merger and, in connection with that merger, all or part of the outstanding shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or

-	50% or more of Sovran's assets or earning power is sold, mortgaged or otherwise transferred,

then each holder of a right shall thereafter have the right to receive, upon exercise of the right, shares of the common stock of the acquiring company having a market value equal to two times the exercise price of the right. We refer to this right as the merger right. The holder of a right will continue to have the merger right whether or not that holder has exercised the subscription right. Rights that are or were beneficially owned by an acquiring person may under certain circumstances become null and void.

              At any time after the stock acquisition date occurs, our Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of our common stock or units of Series A preferred stock at an exchange ratio of one share of our common stock or one unit of Series A preferred stock per right. Notwithstanding the foregoing, our Board of Directors generally will not be empowered to effect that exchange at any time after any person becomes the beneficial owner of 50% or more of the outstanding shares of our common stock.

              The exercise price payable, and the number of units of Series A preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution
-	In the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock,
-

If holders of the Series A preferred stock are granted certain rights or warrants to subscribe for Series A preferred stock or convertible securities at less than the current market price of the Series A preferred stock, or

-

Upon the distribution to holders of the Series A preferred stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants other than those referred to above.

              With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price. We are not obligated to issue fractional units. If we elect not to issue fractional units, in lieu thereof an adjustment in cash will be made based on the fair market value of the Series A preferred stock on the last trading date prior to the date of exercise. The shareholders rights plan may be amended by our Board of Directors at any time prior to the distribution date.

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              Our Board of Directors may redeem the rights in whole, but not in part, at a price of $0.01 per right, which would be payable in cash, shares of our common stock or other consideration, until the earliest of

-	The close of business on the tenth calendar day after the stock acquisition date, and
-	The expiration date of the shareholder rights plan.

Immediately upon the action of our Board of Directors ordering redemption of the rights, the rights will terminate and thereafter the only right of the holders of rights will be to receive the redemption price.

              The shareholder rights plan may be amended by our Board of Directors until the distribution date. After the distribution date, our Board of Directors may, subject to the limitations set forth in the shareholder rights plan, amend the shareholder rights plan only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of rights holders, other than the interests of an acquiring person or its associates or affiliates.

              Until a right is exercised, the holder will have no rights as a shareholder of Sovran, beyond those as an existing shareholder, including the right to vote or to receive dividends.

PREFERRED STOCK

              We may issue shares of preferred stock from time-to-time, in one or more series, as authorized by our Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and our Articles of Incorporation to fix for each series, as permitted by Maryland law, the
-	Terms,
-	Preferences,
-	Conversion or other rights,
-	Voting powers,
-	Restrictions,
-	Limitations as to dividends or other distributions,
-	Qualifications, and
-	Terms or conditions of redemption.

The Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of shares of our outstanding common stock might believe to be in their best interests or in which holders of some, or a majority, of shares of our outstanding common stock might receive a premium for their shares over the then market price of our common stock.

              SERIES C PREFERRED STOCK

              During 2002, we issued 2,800,000 shares of our Series C preferred stock. The Articles Supplementary to our Articles of Incorporation establishing the Series C preferred stock sets forth the rights, privileges and preferences of that stock. Shares of our Series C preferred stock are on a parity with shares of our Series B preferred stock. 400,000 shares of the Series C preferred stock were converted into 306,748 shares of common stock on August 4, 2004 at the request of the holder

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              Shares of our Series C preferred stock are entitled to a liquidation preference equal to the greater of

-	$25 per share plus all accrued and unpaid dividends to the date of liquidation, and
-

The amount the holder of shares of our Series C preferred stock would have received if those shares of Series C preferred stock were converted into shares of our common stock immediately prior to the liquidation, dissolution or winding up.

              Dividends on shares of our Series C preferred stock accrue quarterly and are equal to the greater of the dividends payable on shares of our common stock into which outstanding shares of our Series C preferred stock are then convertible, or 8.375% of the liquidation preference, or $2.09 per share, each year. Covenants in a securities purchase agreement with the holders of our Series C preferred stock provide that, if we fail to

-	Limit our ratio of total indebtedness to market capitalization to 70%,
-

Limit our ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to fixed charges (consisting of total interest expense and dividends on our preferred stock), to 1.75 to 1.0, or

-	Maintain a rating on our Series C preferred stock,

then outstanding shares of our Series C preferred stock will accrue dividends at a rate of the greater of the dividends payable on the shares of our common stock into which those shares Series C preferred stock are then convertible, or 8.875% per year. If we fail to pay the full redemption price on redemption of outstanding shares of our Series C preferred stock or the full repurchase price on repurchase of outstanding shares of our Series C preferred stock, both in accordance with the securities purchase agreement, shares of our Series C preferred stock will accrue dividends at a rate of the greater of the dividends payable on the shares of our common stock into which those shares of our Series C preferred stock are convertible, or 10.875% per year. If we fail to fulfill any of the covenants listed above and fail to make any payments described in the preceding sentence, then outstanding shares of our Series C preferred stock will accrue dividends at a rate of the greater of the dividends payable on the shares of our common stock into which those shares of our Series C preferred stock are convertible, or 11.375%, per year. On the occurrence of specified events resulting in a change of control of Sovran, shares of our Series C preferred stock will accrue dividends at a rate fixed at the greater of the dividends payable on the shares of our common stock into which those shares of our Series C preferred stock are convertible, or 9% above the yield on five-year treasury notes.

              Shares of our Series C preferred stock are redeemable at our option from and after November 30, 2007 at $25 per share plus accrued dividends. We may also redeem the shares of our Series C preferred stock on or after the first anniversary of their issuance in the event of change of control of Sovran. In the event of a change of control, the redemption price will be equal to $25.00 per share
-	Plus an amount equal to a 15% annual return on shares of our Series C preferred stock from July 3, 2002 until the date of redemption, compounded annually,
-	Less an amount equal to the sum of the aggregate amount of cash dividends previously paid or paid concurrently with the redemption,
-	Plus an amount equal to a 15% compound annual return on those cash dividends from the date of payment until the date of redemption.

Upon the occurrence of specified events, shares of our Series C preferred stock may be subject to mandatory repurchase at the option of the holders, which may be at a premium over the $25 stated value per share. Those events include a change of control, incurrence of indebtedness in excess of 65% of total value of Sovran's assets other than intangibles and accounts receivable, with real estate assets valued at their historical cost basis, a loss of

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REIT status and other events described in the Articles Supplementary that created the Series C preferred stock. The holders of shares of our Series C preferred stock, together with the holders of other classes of our preferred stock, also have the right to elect two directors to our Board of Directors in the event that the preferred dividends are in arrears for six quarters, whether consecutive or not.

               Shares of our Series C preferred stock are convertible at any time into shares of our common stock at a conversion price of $32.60 per share of our common stock, which is equivalent to a conversion rate of 0.76687 shares of common stock for each share of our Series C preferred stock, subject to adjustment upon events including the following:
-	The payment of dividends or distributions on shares of our capital stock in the form of shares of our common stock or securities convertible into shares of our common stock;
-	Subdivisions, combinations and reclassifications of shares of our common stock;
-

The issuance to all holders of shares of our common stock of certain rights, options or warrants entitling them to subscribe for or purchase shares of our common stock at a price per share less than the conversion price;

-

Distributions to all holders of shares of our common stock of evidences of indebtedness of Sovran or other assets, including securities, but excluding those dividends, distributions, rights, options and warrants referred to above and customary dividends and distributions paid in cash on shares of our common stock;

-	Tender or exchange offers involving payment of consideration per shares of our common stock in excess of the conversion price; and
-	The issuance of shares of our common stock, or securities convertible or exchangeable into shares of our common stock, for $29.00 or less per share, subject to adjustment.

              In addition, we will be permitted to make those reductions in the conversion price as we consider to be advisable in order that any share dividends, subdivision or combination of shares, reclassification of shares, distribution of rights or warrants or distribution of other assets will not be taxable to the holders of shares of our common stock.

              No adjustment of the conversion price is required to be made in any case until cumulative adjustments amount to 1% or more of the conversion price. Any adjustments not required to be made will be carried forward and taken into account in subsequent adjustments.

              If we are a party to any transaction, such as a merger, consolidation, statutory share exchange, tender offer for all or substantially all shares of our common stock or sale of all or substantially all of our assets, as a result of which shares of our common stock will be converted into the right to receive shares, securities or other property, each share of our Series C preferred stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares, securities and other property receivable upon the consummation of that transaction by a holder of the number of shares of our common stock into which one share of our Series C preferred stock was convertible immediately prior to that transaction. We may not become a party to any transaction unless the terms thereof are consistent with the foregoing provisions.

              TERMS OF NEW SERIES OF PREFERRED STOCK

              The following description of the preferred stock sets forth the general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are

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subject to and qualified in their entirety by reference to the applicable provisions of our Articles of Incorporation and Bylaws and any amendment to the Articles of Incorporation designating terms of a series of preferred stock, which we refer to as a "designating amendment."

              The prospectus supplement relating to an offering of preferred stock will set forth specific terms of the preferred stock, including the following:
-	The title and stated value of the preferred stock;
-	The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;
-	The dividend rates, periods and payment dates or methods of calculation of these amounts for the preferred stock;
-	The date from which dividends on the preferred stock will accumulate, if applicable;
-	The procedures for any auction and remarketing, if any, for the preferred stock;
-	Any provision for a sinking fund for the preferred stock;
-	Any provision for redemption of the preferred stock;
-	Any listing of the preferred stock on a securities exchange;
-	The terms and conditions upon which the preferred stock will be convertible into Common Stock, including the conversion price or the manner in which the conversion price will be calculated;
-	Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;
-	A discussion of federal income tax considerations applicable to the preferred stock;
-	The relative ranking and preference of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of affairs of Sovran;
-

Any limitations on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Sovran; and

-	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT.

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              RANK

              Unless otherwise specified in the prospectus supplement for an offering of preferred stock, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Sovran, rank

-

Senior to all classes or series of our common stock, and to all equity securities issued by us ranking junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Sovran,

-	On a parity with all equity securities issued by us that rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Sovran, and
-	Junior to all equity securities issued by us that rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Sovran.

The term "equity securities" does not include convertible debt securities.

              DIVIDENDS

              Holders of each series of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available for payment, cash dividends at the rates and on the dates as will be set forth in the prospectus supplement for that series of preferred stock. Those dividends will be payable to holders of record as they appear on our share transfer books on the record dates for payment of those dividends as will be fixed by our Board of Directors.

              Dividends on any series of our preferred stock may be cumulative or non-cumulative, as provided in the prospectus supplement for that series of our preferred stock. Dividends, if cumulative, will be cumulative from and after the date set forth in the prospectus supplement for that series of our preferred stock. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of our preferred stock for which dividends are non-cumulative, then the holders of that series of preferred stock will have no right to receive a dividend for the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that dividend period, even if dividends on that series are declared payable on any future dividend payment date.

              If any series of preferred stock is outstanding, no dividends will be declared or paid or set apart for payment on any of our capital stock ranking, as to dividends, on a parity with or junior to any series of our preferred stock unless

-

If that series of preferred stock has a cumulative dividend, we have declared and paid full cumulative dividends on that series of preferred stock, or we have declared and set aside a sum sufficient for the payment of those dividends, for all past dividend periods and the current dividend period, or

-

If that series of preferred stock does not have a cumulative dividend, we have declared and paid full dividends on that series of preferred stock for the current dividend period, or we have declared and set aside a sum sufficient for the payment of those dividends.

When we do not pay in full dividends on any series of preferred stock and all other series of preferred stock ranking on a parity as to dividends with that series of preferred stock, or set aside a sum sufficient for the full payment of

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those dividends, all dividends declared upon those series of preferred stock will be declared pro rata so that the amount of dividends declared per share of each of those series of preferred stock will have the same ratio to dividends accrued. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments that are in arrears on those series of preferred stock.

              Except as provided in the preceding paragraph, unless

-

If that series of preferred stock has a cumulative dividend, we have declared and paid full cumulative dividends on that series of preferred stock, or we have declared and set aside a sum sufficient for the payment of those dividends, for all past dividend periods and the current dividend period, or

-

If that series of preferred stock does not have a cumulative dividend, we have declared and paid full dividends on that series of preferred stock for the current dividend period, or we have declared and set aside a sum sufficient for the payment of those dividends, we will not

-

Declare, pay or set aside for payment any dividends, other than dividends paid in shares of our common stock or other shares of our capital stock ranking junior to that series of preferred stock as to dividends and upon liquidation,

-	Declare or make any other distribution on our common stock or other shares of our capital stock ranking junior to that series of preferred stock as to dividends and upon liquidation,
-

Redeem, purchase or otherwise acquire any shares of our common stock or other shares of our capital stock ranking junior to that series of preferred stock as to dividends and upon liquidation, for any consideration, or pay or make available any moneys for a sinking fund for the redemption of any of those shares, except by conversion into or exchange for other shares of our capital stock ranking junior to that series of preferred stock as to dividends and upon liquidation.

              Any dividend payment made on shares of a series of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series that remains payable.

              REDEMPTION

              A series of our preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, to the extent provided in the prospectus supplement for that series and upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

              The prospectus supplement for a series of our preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that must be redeemed by the in each year, the redemption price per share. The redemption price per share will include an amount equal to all accrued and unpaid dividends through the date of redemption on the shares to be redeemed, but will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend. The redemption price may be payable in cash or other property, as set forth in the prospectus supplement for the series of preferred stock being redeemed. If the redemption price for a series of preferred stock is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of the preferred stock may provide that, if no shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full

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the aggregate redemption price then due, the preferred stock will automatically and mandatorily be converted into specified shares of our capital stock in accordance with conversion provisions specified in the prospectus supplement for that series of preferred stock.

              Notwithstanding the foregoing, unless

-

If that series of preferred stock has a cumulative dividend, we have declared and paid full cumulative dividends on that series of preferred stock, or we have declared and set aside a sum sufficient for the payment of those dividends, for all past dividend periods and the current dividend period, or

-

If that series of preferred stock does not have a cumulative dividend, we have declared and paid full dividends on that series of preferred stock for the current dividend period, or we have declared and set aside a sum sufficient for the payment of those dividends, no shares of that series of preferred stock will be redeemed unless all outstanding shares of that series of preferred stock are simultaneously redeemed. However, this restriction will not prevent the purchase or acquisition of that series of preferred stock undertaken to preserve our REIT status or under a purchase or exchange offer made on the same terms to holders of all outstanding shares of that series of preferred stock. In addition, unless

-

If that series of preferred stock has a cumulative dividend, we have declared and paid full cumulative dividends on that series of preferred stock, or we have declared and set aside a sum sufficient for the payment of those dividends, for all past dividend periods and the current dividend period, or

-

If that series of preferred stock does not have a cumulative dividend, we have declared and paid full dividends on that series of preferred stock for the current dividend period, or we have declared and set aside a sum sufficient for the payment of those dividends, we will not purchase or otherwise acquire directly or indirectly any shares of that series of preferred stock, except by conversion into or exchange for shares of our capital stock ranking junior to that series of preferred stock as to dividends and upon liquidation. However, this restriction will not prevent the purchase or acquisition of shares of that series of preferred stock that is undertaken to preserve our REIT status or under a purchase or exchange offer made on the same terms to holders of all outstanding shares of that series of preferred stock.

              If fewer than all of the outstanding shares of that series of preferred stock are to be redeemed, we will determine the number of shares to be redeemed and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by any other equitable manner we determine.

              We will mail a notice of redemption to each holder of record of a series of preferred stock to be redeemed at the address shown on our stock transfer books at least 30 days but not more than 60 days before the redemption date. Each notice will state
-	The redemption date,
-	The number of shares and series of the preferred stock to be redeemed,
-	The redemption price,

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-	The place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price,
-	That dividends on the shares to be redeemed will cease to accrue on that redemption date, and
-	The date upon which the holder's conversion rights, if any, as to those shares shall terminate.

If fewer than all the shares of that series of preferred stock are to be redeemed, the notice mailed to each holder of that series of preferred stock will also specify the number of shares of preferred stock to be redeemed from each holder. If we have given the notice of redemption of any preferred stock and set aside the funds necessary for that redemption in trust for the benefit of the holders of the preferred stock called for redemption, then from and after the redemption date dividends will cease to accrue on the preferred stock, and all rights of the holders of those shares of preferred stock will terminate, except the right to receive the redemption price.

              LIQUIDATION PREFERENCE

              Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Sovran, the holders of each series of preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the prospectus supplement for the applicable series of preferred stock, plus an amount equal to all dividends accrued and unpaid on that series of preferred stock. These liquidating distributions to the holders of preferred stock will be made before any distribution or payment shall be made to the holders of any shares of our common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of Sovran. However, the liquidation amount paid to holders of preferred stock will not include any amount in respect of unpaid non-cumulative dividends for prior dividend periods. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up of Sovran, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of our preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all of those other classes or series of capital stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

              If we have made full liquidating distributions to all holders of our preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to our preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, the consolidation or merger of Sovran with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of Sovran.

              VOTING RIGHTS

              Holders of our preferred stock will not have any voting rights, except as set forth below, as required by law or as indicated in the prospectus supplement for a series of preferred stock.

              Unless provided otherwise for any series of preferred stock, so long as any shares of a series of preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of that series of preferred stock,

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-

Authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to that series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into those shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of those shares, or

-

Amend, alter or repeal the provisions of our Articles of Incorporation or the designating amendment for that series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that series of preferred stock.

However, with respect to the occurrence of any of the events set forth in the second bullet point above, so long as the preferred stock remains outstanding with its terms not materially changed, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of that event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of preferred stock. In addition, the following will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of a series of preferred stock
-	Any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or
-

Any increase in the number of authorized shares of any series of preferred stock ranking on a parity with or junior to that series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up.

              These voting provisions will not apply if all outstanding shares of the series of preferred stock have been redeemed, or called for redemption and sufficient funds have been deposited in trust to effect that redemption, prior to the time of the act that otherwise would require a vote.

              CONVERSION RIGHTS

              The terms and conditions upon which any series of preferred stock is convertible into common stock will be set forth in the prospectus supplement for that series. Those terms will include

-	The number of shares of common stock into which the shares of preferred stock are convertible,
-	The conversion price or the manner of calculation of the conversion price,
-	The conversion period,
-	Whether the conversion will be at our option or at the option of the holders of the preferred stock,
-	The events requiring an adjustment of the conversion price, and
-	Provisions affecting conversion in the event of the redemption of that series of preferred stock.

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              RESTRICTIONS ON OWNERSHIP

              For Sovran to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, which is defined in the Code to include certain entities, during the last half of a taxable year. To assist us in meeting this requirement, we may take actions to limit the beneficial ownership by a single person of our outstanding equity securities, including any of our preferred stock. Therefore, the designating amendment for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The prospectus supplement for a series of preferred stock will specify any additional ownership limitation relating to that series of preferred stock. See "Restrictions on Transfers/Ownership Limits" on page 45.

              TRANSFER AGENT

              The transfer agent and registrar for a series of preferred stock will be set forth in the prospectus supplement for that series of preferred stock.

DESCRIPTION OF WARRANTS

              We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock or common stock. We may enter into a warrant agreement with a warrant agent under which the warrants may be issued. In this arrangement, the warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In any case, we will file a copy of the warrants and any warrant agreement with the SEC at or before the time of the offering of the series of warrants.

              The prospectus supplement for each series of warrants will describe the terms of the warrants being offered, including the following:
-	The offering price;
-	The number of warrants offered;
-	The designation and terms of the securities underlying the warrants;
-	If applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;
-	If applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
-	The exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will result in the warrants being deemed to be automatically exercised;
-	The dates on which the right to exercise the warrants shall commence and expire;
-	If applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
-	If applicable, a discussion of material U.S. federal income tax considerations;

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-	The anti-dilution provisions of the warrants, if any;
-	The rights, if any, we have to redeem the warrants;
-	Any provisions with respect to holder's right to require us to repurchase the warrants upon a change in control or similar event;
-	The name of any warrant agent; and
-	The other terms of the warrants.

              Warrants may be exercised at our offices, at the appropriate office of any warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise set forth in the prospectus supplement relating to the warrants, before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

              Except as otherwise set forth in the prospectus supplement relating to the warrants, the warrant agreements with any warrant agents may be amended or supplemented without the consent of the holders of the warrants to which they apply to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, except as otherwise set forth in the prospectus supplement, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the affected warrants then outstanding approve the amendment. Except as otherwise set forth in the prospectus supplement, every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the warrant agreement as amended. The prospectus supplement relating to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

RESTRICTIONS ON TRANSFER/OWNERSHIP LIMITS

              For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, which is defined in the Code to include some entities, during the last half of a taxable year. We refer to this requirement as the "five or fewer test." Also, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Our Articles of Incorporation contain restrictions on the ownership and transfer of shares of our capital stock intended to ensure compliance with these requirements. Subject to exceptions described below, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of our capital stock in excess of 9.8% of the aggregate value of our outstanding capital stock. We refer to this limit as the "ownership limit." Under the Code, some entities will be disregarded for purposes of the five or fewer test, and the beneficial owners of those entities will be counted as holders of our capital stock. Those entities include pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, corporations, trusts and partnerships. Our Articles of Incorporation limit these entities to holdings of no more than 15% of the aggregate value of Sovran's shares of capital stock. We refer to this limit as the "look-through ownership limit." Any transfer of shares of our capital stock or any security convertible into shares of our capital stock that would create a direct or indirect ownership of shares of our capital stock in excess of the ownership limit or the look-through ownership limit or that would result in our disqualification as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in us being "closely held" within the meaning of Section 856(h) of the Code, is deemed to be null and void, and the intended transferee will acquire no rights to the shares of our capital stock. These restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT. Our Board of Directors may waive the ownership

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limit or the look-through ownership limit if it is provided with evidence satisfactory to it and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status. Waivers have been granted to the initial holders of our Series C preferred stock.

              Capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the ownership limit or the look-through ownership limit or that causes Sovran to be treated as "closely-held" under Section 856(h) of the Code or is otherwise not permitted as provided above, will be designated shares in trust. Shares in trust will be transferred, by operation of law, to a person unaffiliated with us that is designated by our Board of Directors as trustee of a trust for the benefit of one or more charitable organizations. We refer to this trust as the "share trust." While shares in trust are held in the share trust
-	The shares in trust will remain issued and outstanding shares of our common or preferred stock and will be entitled to the same rights and privileges as all other shares of the same class or series,
-

The trustee will receive all dividends and distributions on the shares in trust for the share trust and will hold those dividends or distributions in trust for the benefit of one or more designated charitable beneficiaries, and

-	The trustee will vote all shares in trust.

              Any vote cast by the proposed transferee in respect of the shares in trust prior to our discovery that those shares have been transferred to the share trust will be rescinded and will be treated as if it had never been given. Any dividend or distribution paid to a proposed transferee or owner of shares in trust prior to our discovery that those shares have been transferred to the share trust will be required to be repaid upon demand to the trustee for the benefit of one or more charitable beneficiaries.

              The trustee may, at any time the shares in trust are held in the share trust, transfer the interest in the share trust representing the shares in trust to any person whose ownership of the shares of capital stock designated as shares in trust would not violate the ownership limit or the look-through ownership limit, or otherwise result in our disqualification as a REIT, and provided that the permitted transferee purchases those shares for valuable consideration. Upon that sale, the proposed original transferee will receive the lesser of
-

The price paid by the original transferee shareholder for the shares of capital stock that were transferred to the share trust, or if the original transferee shareholder did not give value for those shares, the average closing price for the ten days immediately preceding that gratuitous transfer of the class of shares of those shares in trust, and

-	The price received by the trustee from that sale.

Any amounts received by the trustee in excess of the amounts paid to the proposed transferee will be distributed to one or more charitable beneficiaries of the share trust.

              If the transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of shares held in the share trust may be deemed, at our option, to have acted as our agent in acquiring the shares in trust and to hold the shares in trust on our behalf.

              In addition, we have the right, for a period of 90 days during the time any shares of shares in trust are held by the trustee, to purchase all or any portion of the shares in trust from the share trust at the lesser of

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-

The price initially paid for those shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for those shares, the average closing price for the ten days immediately preceding that gratuitous transfer of the class of shares of those shares in trust, and

-	The average closing price of the class of shares of those shares in trust for the ten trading days immediately preceding the date we elect to purchase those shares.

The 90-day period begins on date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date our Board of Directors determines that a violative transfer has been made.

              All certificates representing shares of our stock bear a legend referring to the restrictions described above.

              Each person who owns, or is deemed to own, more than 5% of the value or number of shares of our outstanding capital stock must give written notice to us of the name and address of the owner, the number of shares of outstanding capital stock owned and a description of how those shares are held. Also, each shareholder must upon demand disclose to us in writing any information with respect to the direct, indirect and constructive ownership of capital stock as our Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any our compliance.

              The ownership limit and the look-through ownership limit may have the effect of precluding acquisition of control of Sovran.

FEDERAL INCOME TAX CONSIDERATIONS

              The following is a summary of material U.S. federal income tax considerations regarding the offered securities. The following discussion describes the material U.S. federal income tax consequences relating to the taxation of us as a REIT and the acquisition, ownership and disposition of our common shares. If we offer debt securities or equity securities other than common stock, information about any additional income tax consequences to holders of those securities will be included in the documents pursuant to which those securities are offered. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated under the Code, and the administrative and judicial interpretations of the Code. The following discussion is based on current law. The tax treatment of a holder of any of the offered securities will vary depending upon the terms of the specific offered securities acquired by that holder as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to the holders of the offered securities. Additional federal income tax considerations relevant to holders of offered securities will be provided in the prospectus supplement relating to those securities.

              Each prospective purchaser of our securities is urged to consult with his or her own tax advisor with respect to that purchaser's specific federal, state, local foreign and other tax consequences of the purchase, holding and sale of the offered securities.

TAXATION OF SOVRAN

              We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1995. We believe we have been organized and have operated in a manner which qualified for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1995. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of

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stock ownership, the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner that will permit us to qualify or remain qualified as a REIT. Furthermore, legislative, administrative or judicial action may change, perhaps retroactively, the anticipated income tax treatment described in this prospectus. However, it is possible that we may be unable to meet those changed requirements. Based on various assumptions and factual representations we have made, in the opinion of Phillips Lytle LLP, our counsel, we have been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1995, and our method of operation as described in this prospectus and as represented by us will enable us to satisfy the requirements for REIT qualification. REIT qualification depends upon our ability to meet the various requirements imposed under the Code through actual operating results, as discussed below. Phillips Lytle LLP will not review these operating results, and no assurance can be given that actual operating results will meet these requirements. The opinion of Phillips Lytle LLP is not binding on the Internal Revenue Service. In addition, the opinion of Phillips Lytle LLP is also based upon existing law, Treasury regulations, currently published administrative positions of the Internal Revenue Service and judicial decisions, which are subject to change either prospectively or retroactively.

              In any year in which we qualify as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and "qualified dividend income") at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT "C" corporations) generally are subject to federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that they receive. Currently shareholders of non-REIT "C" corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which for individuals are lower than ordinary income rates, and corporate shareholders of non-REIT "C" corporations receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT "C" corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to the income tax at rates applicable to those shareholders.

              Even if we qualify as a REIT, however, we will be subject to federal income tax in the following respects:
-	First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;
-	Second, under certain circumstances, we may be subject to the "alternative minimum tax" as a consequence of our items of tax preference;
-

Third, if we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on that income;

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-

Fourth, if we have net income from prohibited transactions, which are in general certain sales or other disposition of property other than foreclosure property held primarily for sale to customers in the ordinary course of business, that income will be subject to a 100% tax;

-

Fifth, if we should fail to satisfy either the 75% or 95% gross income test, which are discussed below, but have nonetheless maintained our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability;

-

Sixth, if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for that year, (ii) 95% of our REIT capital gain net income for that year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of that required distribution over the amounts actually distributed; and

-

Seventh, if we dispose of any of the assets owned on January 1, 1995 that had a fair market value at that time in excess of our adjusted tax basis during the ten-year period beginning on January 1, 1995, or we acquire any assets from a non-REIT "C" corporation in a carry-over basis transaction that have a fair market value at the time we acquire those assets in excess of their adjusted tax basis and dispose of them within ten years of our acquisition of them (in each case, we refer to the excess as "built-in gains"), then, to the extent of the built-in gain, this gain will be subject to a tax at the highest regular corporate rate under guidelines issued by the Internal Revenue Service. We refer to those IRS guidelines as the "built-in gain rules."

              If we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was owned by us at the time of our initial public offering or was acquired in a carry-over basis from a non-REIT "C" Corporation, some of the dividends we pay to our shareholders during the following year may be subject to tax at the reduced capital gains rate, rather than at ordinary income rates. See "-Taxation of Our U.S. Shareholders" beginning on page 56.

              REQUIREMENTS FOR QUALIFICATION

              To qualify as a REIT, we have elected to be so treated and must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions of income to shareholders.

              ORGANIZATIONAL REQUIREMENTS

              The Code defines a REIT as a corporation, trust or association

-	That is managed by one or more trustees or directors,
-	The beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest,
-	That would be taxable as a domestic corporation but for Sections 856 through 860 of the Code,
-	That is neither a financial institution nor an insurance company subject to specified provisions of the Code,

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-	Has 100 or more beneficial owners,
-

At all times during the last half of each taxable year, not more than 50% in value of the outstanding shares of which are owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals,

-

That makes an election to be taxable as a REIT, or has made this election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, and

-	That meets other tests, described below, regarding the nature of its income and assets.

The Code provides that conditions described in the first four bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The conditions described in the fifth and sixth bullet points above, which we refer to as the "100 shareholder" and "five or fewer" requirements, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the conditions described in the fifth and sixth bullet points above, pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of the condition described in the sixth bullet point above.

              Prior to the closing of our initial public offering, we did not satisfy the conditions described in the fifth and sixth bullet points above. Our initial public offering allowed us to satisfy the 100 shareholder and five or fewer requirements. In addition, our Articles of Incorporation currently include certain restrictions regarding transfer of our stock, which restrictions are intended to assist us in continuing to satisfy the 100 shareholder and five or fewer requirements.

              In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Effective January 1, 1995, we changed our taxable year to the calendar year.

              We believe that we have been organized, have operated and have issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our organizational documents contain restrictions regarding the transfer of our capital stock that are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points above. The ownership restrictions in our Articles of Incorporation and bylaws generally prohibit the actual or constructive ownership of more than 9.8% of the aggregate value of our outstanding capital stock, unless an exception is established by the Board of Directors. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of our outstanding stock otherwise would be considered owned by five or fewer individuals, than a number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a trust for the benefit of designated charitable beneficiaries. See "Restrictions on Transfer/Ownership Limits" beginning on page 45.

              The REIT protective provisions of our organizational documents are modeled after certain arrangements that the Internal Revenue Service has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the Internal Revenue Service might not seek to take a different position concerning us (a private letter ruling is legally binding only as to the taxpayer to whom it was issued and we will not seek a private ruling on this issue) or contend that we failed to enforce these various arrangements. Accordingly, there can be no assurance that these arrangements necessarily will preserve our REIT status. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

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              To monitor compliance with the sixth bullet point above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. For taxable years commencing on or after January 1, 1998, if we comply with the annual letters requirement and do not know, or by exercising reasonable diligence, would not have known, of a failure to meet the sixth bullet point above, then we will be treated as having met the sixth bullet point above.

              To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. As a result of our formation in 1995 we have succeeded to tax attributes of a C-corporation, including any undistributed earnings and profits. We do not believe that we have acquired any undistributed non-REIT earnings and profits. However, there can be no assurance that the Internal Revenue Service would not contend otherwise on a subsequent audit.

              In order to provide us with flexibility, we own the properties through the Operating Partnership. As of June 30, 2004, we hold a 95.36% limited partnership interest in the Operating Partnership. As of June 30, 2004, Sovran Holdings Inc., our wholly-owned subsidiary, holds a 1.41% general partner interest in the Operating Partnership. Sovran Holdings is a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. A qualified REIT subsidiary is any corporation that is 100% owned by a REIT at all times during the period the subsidiary is in existence. Under Section 856(i) of the Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT, and all assets, liabilities, income, deductions, and credits of the qualified REIT subsidiary are treated as assets, liabilities and those items, as the case may be, of the REIT. Because Sovran Holdings is a qualified REIT subsidiary, it is not subject to federal income tax.

              The Operating Partnership is treated as a partnership for Federal income tax purposes and we are treated as a partner in the Operating Partnership. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

              INCOME TESTS

              To maintain qualification as a REIT, two gross income requirements must be satisfied annually.
-

First, at least 75% of our gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business, which we refer to as "prohibited transactions," for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" and interest in certain circumstances, or from certain types of temporary investments. We refer to this requirement as the "75% test."

-

Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from those real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. We refer to this requirement as the "95% test."

              Rents received or deemed to be received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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-	First, the amount of rent generally must not be based in whole or in part on the income or profits of any person;
-

Second, the Code provides that rents from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of that tenant, in which case we refer to the tenant as a "related party tenant";

-

Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property"; and

-

Finally, for rents to qualify as "rents from real property," the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income. A REIT may, however, directly provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of a room or other space for occupancy only and are not otherwise considered "rendered to the occupant."

              We have not and do not anticipate charging rent that is based in whole or in part on the income or profits of any person. We have not and do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. We have not and do not anticipate receiving rent from related party tenants.

              We provide certain services with respect to the properties. We believe that the services provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and, therefore, that the provision of those services will not cause rents received with respect to the properties to fail to qualify as rents from real property.

              The ownership of certain partnership interests creates several issues regarding our satisfaction of the 95% gross income test. First, we earn property management fees from these partnerships. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the Internal Revenue Service has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT's interest in the partnership in effect is disregarded in applying the 95% gross income test when the REIT holds a "substantial" interest in the partnership. We disregard the portion of management fees derived from partnerships in which we are a partner that corresponds to our interest in these partnerships in determining the amount of our nonqualifying income. There can be no assurance, however, that the Internal Revenue Service would not take a contrary position with respect to us, either rejecting the approach set forth in the private letter rulings mentioned above or contending that our situation is distinguishable from those addressed in the private letter rulings (for example, arguing that we do not have a "substantial" interest in the partnerships).

              Our share of any dividends received from our corporate subsidiaries that are not "qualified REIT subsidiaries" (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

              If we fail to satisfy one or both of the 75% or 95% tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under specified provisions of the Code. These relief provisions will generally be available if

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-	Our failure to meet these tests was due to reasonable cause and not due to willful neglect,
-	We attach a schedule of the sources of our income to our Federal income tax return, and
-	Any incorrect information on the schedule is not due to fraud with intent to evade tax.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on that income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a 100% tax would be imposed on the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

              PROHIBITED TRANSACTION INCOME

              Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any that gain realized by the Operating Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely effect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.

              The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating its properties and to make occasional sales of its properties as are consistent with the Operating Partnership's investment objectives. However, the Internal Revenue Service may contend that one or more of these sales is subject to the 100% penalty tax.

              ASSET TESTS

              At the close of each quarter of its taxable year, we also must satisfy the following four tests relating to the nature and diversification of our assets:
-	First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities;
-	Second, no more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class;
-

Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities or 10% of the value of the outstanding securities of any issuer; and

-	Fourth, not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

              After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take those other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

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              For taxable years beginning after December 31, 2000, an exception to the 5% and 10% tests has been created so that we are permitted to own securities of a subsidiary that exceed the 5% value test and the new 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. A "taxable REIT subsidiary" is a corporation in which a REIT directly or indirectly owns stock and that elects, together with the REIT, to be treated as a taxable REIT subsidiary under Section 856(1) of the Code. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. Not more than 20% of the value of a REIT's total assets will be permitted to be represented by securities of taxable REIT subsidiaries. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a non-REIT "C" corporation. If dividends are paid by one or more of our taxable REIT subsidiaries to us, than a portion of the dividends from us to our shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See "-Taxation of Our U.S. Shareholders" beginning on page 56. Locke Sovran I Manager, Inc. and Locke Sovran II Manager, Inc. have each elected to be treated as taxable REIT subsidiaries. These companies are each the manager of a joint venture in which we are investors.

              The value of our taxable REIT subsidiaries is less than 20% of the value of our assets.

              ANNUAL DISTRIBUTION REQUIREMENTS

              To qualify as a REIT, we are required to make distributions, other than distributions of capital gain, to our shareholders in an amount at least equal to
(a)	The sum of:
-	90% of our "REIT taxable income," computed without regard to the dividends-paid deduction and our capital gain, and
-	90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus
(b)	The sum of specified items of our non-cash income.

Those distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our Federal income tax return for that year and if paid on or before the first regular distribution after that declaration. To the extent that we do not distribute all of our net capital gain or distribute less than 100%, but at least 90%, of our "REIT taxable income" as adjusted, we will be subject to tax on the amount that we do not distribute at regular ordinary or capital gains corporate tax rates, as the case may be. Furthermore, we would be subject to an excise tax if we should fail to distribute during each calendar year at least the sum of
-	85% of our REIT ordinary income for that year,
-	90% of our REIT capital gain net income for that year, and
-	Any undistributed taxable income from prior periods.

              A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described below, any retained amounts would be treated as having been distributed.

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              The excise tax would equal 4% of the excess of that required distribution over the amounts actually distributed. In addition, during the ten year period beginning with our initial public offering, if we dispose of any asset subject to the built-in gain rules, we will be required, pursuant to guidance issued by the Internal Revenue Service, to distribute at least 90% of the after tax built-in gain, if any, recognized on the disposition of the asset.

              We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

              It is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute any greater amount as may be necessary to avoid income and excise taxation, due to timing differences between

-	The actual receipt of income and actual payment of deductible expenses, and
-	The inclusion of that income and deduction of those expenses in arriving at our taxable income,

or if the amount of nondeductible expenses, such as principal amortization or capital expenditures, exceed the amount of non-cash deductions. In the event that those timing differences occur, we may find it necessary to arrange for borrowings, if possible, in order to meet the distribution requirement.

              Under some instances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which dividends may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

              FAILURE TO QUALIFY

              If we fail to qualify as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In that event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be "qualified dividend income," taxable as capital gains for non-corporate shareholders, and subject to limitations set forth in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be ineligible for qualification as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on that income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause.

              BUILT-IN GAIN

              To the extent we held any asset that has built-in gain as of the first day of the first taxable year for which we qualified as a REIT (which was January 1, 1995), we may recognize a corporate level tax at the time we dispose of that asset. The Internal Revenue Service has issued regulations requiring a C corporation to recognize any net built-in gain that would have been realized if the corporation had liquidated at the end of the last taxable year before the taxable year in which it qualifies to be taxed as a REIT. However, instead of this immediate recognition rule, the

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regulations permit a REIT to elect to be subject to rule similar to rules applicable to S corporations with built-in gains under Section 1374 of the Code. Section 1374 of the Code generally provides that a corporation with appreciated assets that elects S corporation status will recognize a corporate level tax on the built-in gain if the S corporation disposes of the appreciated assets within a ten-year period commencing on the date on which the S corporation election was made. We have elected to have rules similar to the rules of Section 1374 of the Code apply to us. Accordingly, if we dispose of appreciated assets in a taxable transaction within a ten-year period commencing on January 1, 1995, we will be taxed at the corporate level on the built-in gain attributable to the disposed assets. For these purposes, the assets owned by us prior to becoming a REIT will be appreciated assets. If these assets are disposed of within the ten-year period beginning on January 1, 1995, we will recognize a corporate level tax on the built-in gain attributable to the disposed assets. In addition, if we were to acquire carry over basis assets from a "C" corporation, any excess of the fair market value of the assets over the carry over basis would also be built-in gain. Accordingly, the disposition of those assets may adversely affect a shareholder's investment in us. However, we may dispose of property that is subject to the tax on built-in gain in a tax-free exchange of like-kind property pursuant to Section 1031 of the Code which will not trigger built-in gain. Moreover, we do not anticipate disposing of a substantial portion of our built-in gain assets, other than in a tax-free exchange, within the ten-year period. We estimate that the amount of built-in gain with respect to those appreciated assets is approximately $5,000,000 and the amount of the corporate level tax if that built-in gain was recognized would be approximately $1,750,000 at current tax rates. The amount of that built-in gain is based upon our determination of fair value as of January 1, 1995, which valuation could be challenged by the Internal Revenue Service.

TAXATION OF OUR U.S. SHAREHOLDERS

              For purposes of this discussion, a "U.S. shareholder" is a holder of shares of our capital stock that for federal income tax purposes is
-	A citizen or resident of the United States,
-	A corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or political subdivision of the United States,
-

An estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

-

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust.

              A "non-U.S. shareholder" is a holder of shares of our capital stock that is not a U.S. shareholder.

              As long as we qualify as a REIT, distributions to our U.S. shareholders generally will be includible in their income as ordinary income dividends to the extent the distributions do not exceed our current or accumulated earnings and profits. Although a portion of these dividends may be treated as capital gain dividends as explained below, no portion of these dividends will be eligible for the dividends received deduction for corporate shareholders. In determining the extent to which a distribution constitutes ordinary income for Federal income tax purposes, our current or accumulated earnings and profits will generally be allocated first to distributions with respect to our preferred shares and thereafter to distributions with respect to shares of our common stock.

              We may elect to designate a portion of distributions paid to our shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to noncorporate U.S. shareholders as capital gain, provided that the shareholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that

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is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of the following:
-	The qualified dividend income received by us during such taxable, year from non-REIT corporations (including the corporate subsidiaries and other taxable REIT subsidiaries);
-

The excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

-

The excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a "C" corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a "qualifying foreign corporation" and specified holding period requirements and other requirements are met. A foreign corporation (other than a "foreign personal holding company," a "foreign investment company," or "passive foreign investment company") will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.

              Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends will be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year and without regard to the period for which a shareholder has held shares of our capital stock. However, corporate U.S. shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

              In addition, we may elect to retain amounts representing our net capital gain income, and in that case
-	We will be taxed at regular corporate capital gains tax rates on the retained amounts,
-	Our U.S. shareholders will be taxed on their designated proportionate share of our retained net capital gains as though an amount were distributed and designated a capital gain dividend,
-	Each U.S. shareholder will receive a credit for a designated proportionate share of the tax that we pay,
-

Each U.S. shareholder will increase the adjusted basis in its shares by the excess of the amount of its proportionate share of these net capital gains over its proportionate share of the tax that we pay, and

-	Both we and our corporate U.S. shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we should elect to retain our net capital gain in this fashion, we will notify our shareholders of the relevant tax information within 60 days after the close of our taxable year.

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              In the case of a shareholder who is an individual, an estate or a trust, long-term capital gains and losses are separated into two tax rate groups, a 15% group and a 25% group and are subject to tax at the rate effective for each group. We will designate capital gain dividends, if any, as 15% rate gain distributions or 25% rate gain distributions and provide details about those designations in a manner intended to comply with applicable requirements. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends and in the case of capital gain dividends to noncorporate shareholders, those designated as 15% rate gain distributions or 25% rate gain distributions.

              Distributions in excess of our current accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the U.S. shareholder's shares, but will reduce the U.S. shareholder's basis in his shares. To the extent that the distributions exceed the adjusted basis of a U.S. shareholder's shares, they will be included in income as long-term capital gain, generally taxed to noncorporate U.S. shareholders at a maximum rate of 15%, or included in income as short-term capital gain if the shares have been held for one year or less, provided in each case that the shares are a capital asset in the hands of the shareholder.

              Distributions that we declare in October, November or December of a taxable year to shareholders of record on a date in one of those months will be deemed to have been received by the shareholders on December 31, provided we actually pay the dividends during the following January.

              The currently applicable provisions of the federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to "sunset" or revert back to provisions of prior law effective for taxable years beginning after December 31, 2008. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and the maximum capital gain tax rate for gains other than "unrecaptured section 1250 gains" would be increased (from 15% to 20%). The impact of this reversion is not discussed herein. Consequently, shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in common stock.

              Shareholders may not include in their individual tax returns any net operating losses or capital losses we incur. Instead, we would carry over those losses for potential offset against our future income, subject to certain limitations. Taxable distributions that we make and gain from the dispositions of our shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which a shareholder is a limited partner, against that income. In addition, taxable distributions that we make generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of shares, or distributions treated as such, however, will be treated as investment income only if the shareholder so elects, in which case those capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain or represent tax preference items to be taken into account for purposes of computing the alternative minimum tax liability of the shareholders. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

              A U.S. shareholder's sale or exchange of shares will result in recognition of gain or loss in an amount equal to the difference between

-

The amount of cash and the fair market value of any property received, exclusive of any portion attributable to accumulated and declared but unpaid dividends that will generally be taxable to you as a distribution on your shares, and

-	The U.S. shareholder's adjusted basis in the shares sold or exchanged.

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This gain or loss will be capital gain or loss, provided that the shares are a capital asset in the hands of the U.S. shareholder, and will be long-term capital gain or loss if the U.S. shareholder's holding period in the shares exceeds one year. Long-term capital gains will generally be taxed to non-corporate U.S. shareholders at a maximum rate of 15%. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are urged to consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our shares held for more than 12 months. In addition, in the case of a U.S. shareholder who has owned the shares for six months or less, measured by using the holding period rules of Section 857 of the Code, any loss upon a sale or exchange of shares will generally be treated as a long-term capital loss to the extent of actual or constructive distributions from us required to be treated by the U.S. shareholder as long-term capital gain.

TAXATION OF OUR TAX-EXEMPT U.S. SHAREHOLDERS

              In Revenue Ruling 66-106, the Internal Revenue Service ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income," provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the tax-exempt employees' pension trust. Although Revenue Rulings are interpretive in nature and subject to revocation or modification by the Internal Revenue Service, based upon the analysis and conclusion of Revenue Ruling 66-106, our distributions to U.S. shareholders that are tax-exempt pension plans, individual retirement accounts, or other qualifying tax-exempt entities should not constitute unrelated business taxable income, unless the U.S. shareholder has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, or the shares are otherwise used in an unrelated trade or business conducted by the U.S. shareholder.

              Special rules apply to tax-exempt pension trusts, including so-called 401(k) plans but excluding individual retirement accounts or government pension plans, that own more than 10% by value of a "pension-held REIT" at any time during a taxable year. The pension trust may be required to treat a percentage of all dividends received from the pension-held REIT during the year as unrelated business taxable income. This percentage is computed as the ratio of

-

The pension-held REIT's gross income, less direct expenses related to that income, derived from the conduct of unrelated trades or businesses and determined as if the pension-held REIT were a tax-exempt pension trust to

-	The pension-held REIT's gross income, less direct expenses related to that income, from all sources.

However, the percentage will be deemed to be zero if it does not otherwise equal or exceed 5%. A REIT is a "pension-held REIT" if

-	The REIT is "predominantly held" by tax-exempt pension trusts, and
-

The REIT would otherwise fail to satisfy the "closely held" ownership requirement of Section 856(a)(6) of the Code if the stock in the REIT owned by the tax-exempt pension trusts were viewed as held by tax-exempt pension trusts themselves rather than by their respective beneficiaries.

A REIT is "predominantly held" by tax-exempt pension trusts if at least one tax-exempt pension trust holds more than 25% by value of the REIT's stock, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT's stock own in the aggregate more than 50% by value of the REIT's stock. Given the restrictions

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in our Articles of Incorporation regarding the ownership concentration of our shares, we believe that we are not currently and are unlikely to become a pension-held REIT. However, because our common stock and some of our preferred stock is publicly traded, and because our Board of Directors has the discretion to waive some of the transfer restrictions in our Articles of Incorporation under specified circumstances, we may become a pension-held REIT.

TAXATION OF OUR NON-U.S. SHAREHOLDERS

              The rules governing the Federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. shareholder, you should consult with your own tax advisor to determine the impact of Federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our shares.

              In general, a non-U.S. shareholder will be subject to Federal income tax at graduated rates in the same manner as our U.S. shareholders with respect to its investment in shares if that investment is effectively connected with the non-U.S. shareholder's conduct of a trade or business in the United States. A corporate non-U.S. shareholder may also be subject to an additional 30% branch profits tax on the repatriation from the United States of the effectively connected earnings and profits. The balance of this discussion addresses only those non-U.S. shareholders whose investment in our shares is not effectively connected with the conduct of a trade or business in the United States.

              A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange by us of a United States real property interest and that is not designated by us as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of our current or accumulated earnings and profits. A distribution of this type will generally be subject to Federal withholding tax at the rate of 30% on the gross amount of the dividend, or a lower rate that may be specified by a tax treaty if the non-U.S. shareholder has demonstrated his entitlement to benefits under the tax treaty in the manner prescribed by the Internal Revenue Service. While tax treaties may reduce or eliminate the withholding obligations on our distributions, under some treaties, rates below the 30% generally applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT. Because we cannot determine our current and accumulated profits until the end of our taxable year, withholding at the rate of 30% or applicable lower treaty rate will be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and do not designate a capital gain dividend. Notwithstanding this withholding, distributions in excess of our current and accumulated earnings and profits are a nontaxable return of capital to the extent that they do not exceed the non-U.S. shareholder's adjusted basis in his shares, and the nontaxable return of capital will reduce the adjusted basis in these shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. shareholder's shares, the distributions will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of his shares, as discussed below. A non-U.S. shareholder may seek a refund of amounts withheld on distributions to him to the extent they exceed the tax liability resulting from those distributions, provided that the required information is furnished to the Internal Revenue Service.

              For any year in which we qualify as a REIT, our distributions that are attributable to gain from our sale or exchange of a United States real property interest within the meaning of Section 897 of the Code are taxable to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder will be taxed on these amounts at the normal capital gain rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals; the non-U.S. shareholder would be required to file a United States Federal income tax return reporting these amounts, even if applicable withholding were imposed as described below; and corporate non-U.S. shareholders may owe the 30% branch profits tax in respect of these amounts. We will be required to withhold from distributions to non-U.S. shareholders 35% of the maximum amount of any distribution that could be designated by us as a capital gain dividend. In addition, for

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purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends subject to withholding. If for any taxable year we elect to designate as capital gain dividends any portion of the dividends paid or made available for the year to our shareholders, including our retained capital gains treated as capital gain dividends, then the portion of the capital gain dividends so designated that is allocable to the holders of shares will on a percentage basis equal the ratio of the amount of the total dividends paid or made available to the holders of the shares for the year to the total dividends paid or made available for the year to holders of all classes of our shares.

              The amount of any tax withheld by us with respect to a distribution to a non-U.S. shareholder is creditable against the non-U.S. shareholder's Federal income tax liability, and if the amount of tax withheld by us exceeds the non-U.S. shareholder's federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the Internal Revenue Service. In this regard, note that the 35% withholding tax rate on capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the 15% and 25% maximum rates on capital gains generally applicable to noncorporate non-U.S. shareholders. Generally effective with respect to distributions paid after December 31, 2000, new Treasury regulations alter the information reporting and backup withholding rules applicable to non-U.S. shareholders and provide presumptions under which a non-U.S. shareholder is subject to backup withholding and information reporting unless we receive certification from the shareholder of its non-U.S. shareholder status. The new Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.

              If our shares are not "United States real property interests" within the meaning of Section 897 of the Code, a non-U.S. shareholder's gain on sale of shares generally will not be subject to Federal income taxation, except that a nonresident alien individual who was present in the United States for 183 days or more during the taxable year will be subject to a 30% tax on that gain. The shares will not constitute a United States real property interest if we are a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during the preceding five-year period less than 50% in value of its shares was held directly or indirectly by foreign persons. We believe that we are and will be a domestically controlled REIT and thus that a non-U.S. shareholder's gain on sale of shares will not be subject to Federal income taxation. However, because our shares are publicly traded, we can provide no assurance that we will be a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. shareholder's gain on sale of our shares will not be subject to Federal income taxation as a sale of a United States real property interest, if

-	The shares are "regularly traded," as defined by applicable Treasury regulations, on an established securities market, such as the New York Stock Exchange, and
-	The non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of the then outstanding shares.

Special rules may apply to sales or other dispositions during the period before the shares are traded on the New York Stock Exchange. If the gain on the sale of the shares were subject to Federal income taxation, the non-U.S. shareholder would generally be subject to the same treatment as a U.S. shareholder with respect to its gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, would be required to file a United States federal income tax return reporting that gain, and in the case of corporate non-U.S. shareholders might owe branch profits tax. In any event, a purchaser of shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, the purchaser of shares may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the Internal Revenue Service. Any amount withheld would be creditable against the non-U.S. shareholder's tax liability.

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WITHHOLDING AND REPORTING REQUIREMENTS

              We will report to our U.S. shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding at the rate of 28% with respect to distributions paid unless the U.S. shareholder

-	Is a corporation or comes within other exempt categories and when required demonstrates that fact, or
-	Provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding rules and otherwise complies with applicable requirements of the backup withholding rules.

A U.S. shareholder who does not provide us with his correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholder who fails to certify his non-foreign status to us.

              We will report to our non-U.S. shareholders and to the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or because the dividends were effectively connected with a U.S. trade or business. As discussed above, withholding rates of 30% and 35% may apply to distributions to non-U.S. shareholders, and new Treasury regulations will when effective alter the information reporting and withholding rules applicable to non-U.S. shareholders.

              The payment of the proceeds from the disposition of our shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

              Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to have provided new certifications as to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the shareholder's particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

              Any amounts required to be withheld from payments to you will be collected by us or other applicable withholding agents for remittance to the Internal Revenue Service. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, over withheld amounts may be refunded or credited against your Federal income tax liability, provided that you furnish the required information to the Internal Revenue Service. In addition, the absence or existence of applicable withholding does not necessarily excuse you from filing applicable United States Federal income tax returns.

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TAX ASPECTS OF THE OPERATING PARTNERSHIP

              Substantially all of our investments will be held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Partnership. See "Taxation of Sovran" beginning on page 47.

              ENTITY CLASSIFICATION

              Our interests in the Operating Partnership involve special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the Operating Partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If the Operating Partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In that situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and the income tests. See "Taxation of Sovran - Asset Tests" beginning on page 53 and "-Income Tests" beginning on page 51. This, in turn would prevent us from qualifying as a REIT. See "Taxation of Sovran - Failure to Qualify" on page 55 or a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the Operating Partnership's status for tax liability without any related cash distributions.

              Treasury Regulations that apply for tax period beginning on or after January 1, 1997 provide that an "eligible entity" may elect to be taxed as a partnership for federal income tax purposes. An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership intends to claim classification as a partnership under these regulations.

              Even if the Operating Partnership is taxable as a partnership under these Treasury Regulations, it could be treated as a corporation for federal income tax purposes under the "publicly traded partnership" rules of Section 7704 of the Code. A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. While units of the Operating Partnership are not and will not be traded on an established trading market, there is some risk that the Internal Revenue Service might treat the units held by the limited partners of the Operating Partnership as readily tradable because, after any applicable holding period, they may be exchanged for our common stock, which is traded on an established market. A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of that partnership's gross income for a taxable year consists of "qualifying income" under the publicly traded partnership provisions of Section 7704 of the Code. "Qualifying income" under Section 7704 of the Code includes interest, dividends, real property rents, gains from the disposition of real property, and certain income or gains from the exploitation of natural resources. Therefore, qualifying income under Section 7704 of the Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. We anticipate that the Operating Partnership will satisfy the 90% qualifying income test under Section 7704 of the Code and, thus, will not be taxed as a corporation.

              There is one significant difference, however, regarding rent received from related party tenants. For a REIT, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant. See

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"Taxation of Sovran - Income Tests" beginning on page 51. Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% of more of the tenant.

              Accordingly, we will need to monitor compliance with both the REIT rules and the publicly traded partnership rules. The Operating Partnership has not requested, nor does it intend to request, a ruling from the Internal Revenue Service that it will be treated as a partnership for federal income tax purposes. In the opinion of Phillips Lytle LLP, which is based on the provisions of the partnership agreement of the Operating Partnership and on certain factual assumptions and on representations, the Operating Partnership has a reasonable basis for its claim to be classified as a partnership for federal income tax purposes and therefore should be taxed as a partnership rather than an association taxable as a corporation for periods prior to January 1, 1997. Phillips Lytle LLP's opinion is not binding on the Internal Revenue Service or the courts.

              PARTNERSHIP ALLOCATIONS

              A partnership agreement will generally determine the allocation of income and losses among partners. However, these allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code. Generally, Section 704(b) and the Treasury Regulations promulgated under this section of the Code require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code.

              TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

              Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the "book-tax difference" associated with the property at the time of the contribution. The book-tax difference with respect to property that is contributed to a partnership is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Moreover, subsequent to the formation of the Operating Partnership, additional persons have contributed appreciated property to the Operating Partnership in exchange for interests in the Operating Partnership.

              The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. In general, limited partners of the Operating Partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed book-tax difference will generally be allocated to the limited partners who contributed the property, and we will generally be allocated only our share of capital gains attributable to appreciation, if any, occurring after the time of contribution to the Operating Partnership. This will tend to always entirely eliminate the book-tax difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus the carryover basis of the contributed assets in the hands of the Operating Partnership may cause us to be allocated lower depreciation and other deductions. Possibly we could be allocated an amount of taxable income in the event of a sale of these contributed assets in excess of the economic or

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book income allocated to us as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "Taxation of Sovran - Annual Distribution Requirements" beginning on page 54.

              Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the "traditional method" or the election of other methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction, such as a sale. We and the Operating Partnership have determined to use the "traditional method" for accounting for book-tax differences for the properties initially contributed to the Operating Partnership and for some assets acquired subsequently. We and the Operating Partnerships have not yet decided what method will be used to account for book-tax differences for properties acquired by the Operating Partnership in the future. Any property acquired by the Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

              BASIS IN THE OPERATING PARTNERSHIP INTEREST

              The adjusted tax basis in our interest in the Operating Partnership generally will be equal to the amount of cash and the basis of any other property we contribute to the Operating Partnership, increased by our allocable share of the Operating Partnership's income and our allocable share of indebtedness of the Operating Partnership, and reduced, but not below zero, by our allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to us and constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership. If the allocation of our distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of our partnership interest in the Operating Partnership, the recognition of this excess loss will be deferred until that time and to the extent that we have adjusted tax basis in our interest in the Operating Partnership. We will recognize taxable income to the extent that the Operating Partnership's distributions, or any decrease in our share of the indebtedness of the Operating Partnership, exceeds our adjusted tax basis in the Operating Partnership. A decrease in our share of the indebtedness of the Operating Partnership is considered a cash distribution.

              SALE OF PARTNERSHIP PROPERTY

              Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of that gain that is treated as depreciation or cost recovery recapture. However, our share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of Sovran" beginning on page 47. That prohibited transaction income will also have an adverse effect upon our ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

              A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's basis made during the four-year period prior to disposition must not exceed 30% of the property's net sales price. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing the properties and to make occasional sales of the properties, including adjoining land, as are consistent with our and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Operating Partnership will constitute a sale of property held for investment.

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TAX SHELTER REPORTING

              Under recently promulgated Treasury regulations, if a shareholder recognizes a loss with respect to the sale of shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

OTHER TAX CONSEQUENCES

              We and our shareholders may also be subject to state or local taxation in various state or local jurisdictions, including those in which we or our shareholders transact business or reside. State and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, we advise you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of the acquisition, ownership, and disposition of our shares.

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SELLING SECURITYHOLDERS

              The selling securityholders may be our directors, executive officers, former directors, employees, former employees, certain employee benefit plans or other holders of our securities. The prospectus supplement for any offering of our securities by selling securityholders will include the following information:

-	The names of the selling securityholders;
-	The nature of any position, office or other material relationship that each selling securityholder has had within the last three years with us or any of our predecessors or affiliates;
-	The types and numbers of our securities held by each of the selling securityholders before the offering;
-	The percentage of our outstanding securities held by each of the selling securityholders after the offering; and
-	The types and numbers of our securities offered by each of the selling securityholders.

PLAN OF DISTRIBUTION

GENERAL

              We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. In addition, some of our securityholders may sell our securities under this prospectus in any of these ways. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We and any selling securityholders have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

              We or any selling securityholders may distribute the securities from time to time in one or more transactions
-	At a fixed price or prices, which may be changed,
-	At market prices prevailing at the time of sale,
-	At prices related to prevailing market prices, or
-	At negotiated prices.

              We or any selling securityholders may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we or any selling securityholders, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

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              We will describe in the prospectus supplement any compensation we or any selling securityholders pay to underwriters or agents in connection with an offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or any selling securityholders may enter into agreements to indemnify underwriters, dealers and agents against specified civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

              To facilitate the offering of securities, some persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover those over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, by which selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

              Some of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of their business for which they receive compensation.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

              Shares of our common stock issued though our Dividend Reinvestment and Stock Purchase Plan will be sold directly by us through the plan except to the extent the agent administering the plan purchases shares of our common stock in open market transactions to be issued through the plan. We may sell common stock to persons (including brokers or dealers) who, in connection with any re-sales of those shares, may be deemed to be underwriters. Those shares, including shares acquired pursuant to waivers granted with respect to the stock purchase program of the plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock is currently listed on the New York Stock Exchange. It is expected that a portion of the shares of our common stock available for issuance under the plan will be issued under those waivers. The difference between the price those purchasers pay to us for shares of our common stock acquired under the plan, after deduction of the applicable discount from the market price, and the price at which those shares are resold, may be deemed to constitute underwriting commissions received by those purchasers in connection with those transactions.

              Subject to the availability of shares of our common stock registered for issuance under the plan, there is no total maximum number of shares that can be issued through the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of our common stock acquired through the reinvestment of dividends and optional cash payments under the plan.

              We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan. However, sales of shares of common stock credited to a participant's plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the agent (if such sale is made by the agent at the request of a participant), plus any brokerage commissions and any applicable stock transfer taxes.

              Common stock may not be available under the plan in all states. The prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

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LEGAL MATTERS

              The legality of the securities offered by this prospectus is being passed upon by Phillips Lytle LLP, Buffalo, New York. The description of U.S. federal income tax matters contained in the prospectus in the section entitled "Federal Income Tax Considerations" is also based on the opinion of Phillips Lytle LLP. Robert J. Attea, Sovran's Chairman of the Board and Chief Executive Officer, is the brother of a partner of Phillips Lytle LLP. Several partners of Phillips Lytle LLP own Common Shares. Phillips Lytle LLP will rely upon the opinion of Hogan & Hartson L.L.P. as to all matters of Maryland law.

EXPERTS

              The consolidated financial statements of Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership (the "Companies") appearing in the Companies' Annual Reports (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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PART II     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

              The expenses incurred by us in connection with the registration of the securities being offered are as follows:
SEC Registration Fee	$31,675
Legal fees and expenses	*
Printing/reproduction expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	$31,675

*     To be provided by amendment or as an exhibit to a filing with the SEC pursuant to the Securities and Exchange Act of 1934.

Item 15.     Indemnification of Directors and Officers

              The Registrant's Directors and officers are and will be indemnified under the Articles of Incorporation and Bylaws of the Registrant against certain liabilities. The Articles of Incorporation requires the Registrant to indemnify its Directors and officers, among others, against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that the act or omission of the Director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the Director or officer actually received an improper personal benefit or, in the case of any criminal proceeding, the Director or officer has reasonable cause to believe that the act or omission was unlawful. The By-laws of Sovran Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Sovran and sole general partner of the Operating Partnership, contain similar provisions that are consistent with Delaware law.

              The Registrant has entered into indemnification agreements with each of its senior executive officers and Directors. The indemnification agreements require, among other matters, that the Registrant indemnify those officers and Directors to the fullest extent permitted by law and advance to those officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements and may cover Directors and officers under the Registrant's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

              As permitted by Maryland Law, the Articles of Incorporation provides that a Director or officers of the Company shall not be liable for money damages of the Company or its shareholders for any act or omission in the performance of his duties, except to the extent that (1) the person actually received an improper benefit or (2) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated. The Certificate of Incorporation of Sovran Holdings, Inc. contains similar provisions that are consistent with Delaware law.

Item 16.     Exhibits

              The exhibits to the Registration Statement are listed in the Exhibit Index which appears elsewhere in this Registration Statement and is hereby incorporated by reference.

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Item 17.     Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                   (b)   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

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SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on August 13, 2004.
SOVRAN SELF STORAGE, INC. By: /S/ Kenneth F. Myszka Kenneth F. Myszka President and Chief Operating Officer
SOVRAN ACQUISITION LIMITED PARTNERSHIP By: SOVRAN HOLDINGS, INC., as General Partner By: /S/ Kenneth F. Myszka Kenneth F. Myszka, President

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POWER OF ATTORNEY

                   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth F. Myszka and David L. Rogers, and each of them, his attorneys-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Capacity	Date
/S/ Robert J. Attea Robert J. Attea	Chairman of the Board of Directors and Chief Executive Officer of Sovran; Chairman of the Board of Directors and Chief Executive Officer of the Operating Partnership.	August 13, 2004
/S/ Kenneth F. Myszka Kenneth F. Myszka	President, Chief Operating Officer and Director of Sovran; President, Chief Operating Officer and Director of the Operating Partnership.	August 13, 2004
/S/ David L. Rogers David L. Rogers

Chief Financial Officer
(Principal Financial
Officer and Principal
Accounting Officer) of Sovran;
Chief Financial Officer
(Principal Financial
Officer and Principal
Accounting Officer) of the Operating Partnership.

August 13, 2004
/S/ John E. Burns John E. Burns	Director of Sovran; Director of the Operating Partnership.	August 13, 2004
/S/ Michael A. Elia Michael A. Elia	Director of Sovran; Director of the Operating Partnership.	August 13, 2004
/S/ Anthony P. Gammie Anthony P. Gammie	Director of Sovran; Director of the Operating Partnership.	August 13, 2004
/S/ Charles E. Lannon Charles E. Lannon	Director of Sovran; Director of the Operating Partnership.	August 13, 2004

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
4.1

Amended and Restated Articles of Incorporation of the Registrant. (incorporated by reference to Exhibit 3.1(a) to the Registrant's Registration Statement on Form S-11 (File No. 33-91422) filed June 19, 1995).

4.1(a)

Articles Supplementary to the Amended and Restated Articles of Incorporation of the Registrant classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to Registrant's Form 8-A filed December 3, 1996).

4.1(b)

Articles Supplementary to the Amended and Restated Articles of Incorporation of the Registrant classifying and designating the 9.85% Series B Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 1.6 to Registrant's Form 8-A filed July 29, 1999).

4.1(c)

Articles Supplementary to the Amended and Restated Articles of Incorporation of the Registrant classifying and designating the Series C Convertible Cumulative Preferred Stock (incorporated by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K filed July 12, 2002).

4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-11 (File No. 33-91422) filed June 19, 1995).
4.3	Form of Series C Convertible Cumulative Preferred Stock Certificate (incorporated by reference to Exhibit 4.2 to Registrant's Current Report on Form 8-K filed July 12, 2002).
4.4	Form of Investment Warrant Certificate (incorporated by reference to Exhibit 4.3 to Registrant's Current Report on Form 8-K filed July 12, 2002).
4.5	Bylaws, as amended, of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant's Current Report on Form 8-K filed April 7, 2004).
4.6	Shareholder Rights Agreement (incorporated by reference to Exhibit 4.1 to Registrant's Form 8-A filed December 3, 1996).
4.6(a)	Amendment No. 1 to Shareholders Rights Agreement (incorporated by reference to Exhibit 4.5 to Registrant's Current Report on Form 8-K filed July 12, 2002).
4.7	Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to Registrant's Current Report on Form 8-K filed July 12, 2002).
4.8	Indenture for Senior Debt Securities.*
4.10	Indenture for Subordinated Debt Securities.*
5.1	Opinion of Phillips Lytle LLP as to the legality of the securities being registered.*
5.2	Opinion of Hogan & Hartson L.L.P. as to all matters of Maryland law.*
8.1	Opinion of Phillips Lytle LLP regarding certain tax matters.*
12.1	Statement Re: Computation of Earnings to Combined Fixed Charges and Preferred Stock Dividends
23.1	Consent of Ernst & Young, LLP, Independent Accountants.
23.2	Consent of Phillips Lytle LLP (included in Exhibits 5.1 and 8.1 hereto).*
23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.2 hereto).*
24.1	Powers of Attorney (included on the signature pages).

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

EXHIBIT 12.1

Sovran Self Storage, Inc.
Computation of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Amounts in Thousands
EARNINGS:	Six Months Ended June 30, 2004	Year ended December 31,
		2003	2002	2001	2000	1999
Income from continuing operatings before minority interests in consolidated subsidiaries and income or loss from equity investees	15,554	29,322	27,642	25,221	27,014	26,760
Fixed charges	13,182	25,534	20,805	17,955	21,279	15,944
Preferred dividend requirements of consolidated subsidiaries	(4,409)	(8,818)	(5,093)	(2,955)	(2,955)	(1,239)
	24,327	46,038	43,354	40,221	45,338	41,465

FIXED CHARGES: Interest expensed and capitalized	8,413	15,102	14,664	13,940	17,497	13,927
Amortized premiums, discounts and capitalized expenses related to indebtedness	360	1,614	1,048	1,060	827	778
Preferred dividend requirements of consolidated subsidiaries	4,409	8,818	5,093	2,955	2,955	1,239
	13,182	25,534	20,805	17,955	21,279	15,944
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	1.85	1.80	2.08	2.24	2.13	2.60

Sovran Acquisition Limited Partnership
Computation of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Amounts in Thousands
EARNINGS:	Six Months Ended June 30, 2004	Year ended December 31,
		2003	2002	2001	2000	1999
Income from continuing operations before minority interests in consolidated subsidiaries and income or loss from equity investees	15,554	29,322	27,642	25,221	27,014	26,760
Fixed charges	13,182	25,534	20,805	17,955	21,279	15,944
Preferred dividend requirements of consolidated subsidiaries	(4,409)	(8,818)	(5,093)	(2,955)	(2,955)	(1,239)
	24,327	46,038	43,354	40,221	45,338	41,465

FIXED CHARGES: Interest expensed and capitalized	8,413	15,102	14,664	13,940	17,497	13,927
Amortized premiums, discounts and capitalized expenses related to indebtedness	360	1,614	1,048	1,060	827	778
Preferred dividend requirements of consolidated subsidiaries	4,409	8,818	5,093	2,955	2,955	1,239
	13,182	25,534	20,805	17,955	21,279	15,944

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	1.85	1.80	2.08	2.24	2.13	2.60

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-            ) and related Prospectus of Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership for the registration of shares of its preferred stock, shares of its common stock, debt securities, warrants for the purchase of its common stock and debt securities and guarantees of debt securities and to the incorporation by reference therein of our reports dated January 28, 2004, with respect to the consolidated financial statements and schedule of Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership, included in their Annual Reports (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Buffalo, New York
August 13, 2004